UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Steelcase Inc.
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(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING

The Board of Directors of Steelcase Inc. cordially invites all shareholders to attend the Company’s 2012 Annual Meeting of Shareholders as follows:

Date and Time:	July 11, 2012 at 11:00 a.m. EDT
Location:	Steelcase Global Headquarters
901 44th Street SE Grand Rapids, Michigan 49508

The Annual Meeting is being held to allow you to vote on the following proposals and any other matter properly brought before the shareholders:

1.	Election of five directors nominated to a one-year term on the Board of Directors

2.	Approval of the Steelcase Inc. Management Incentive Plan

3.	Advisory vote to approve named executive officer compensation

If you were a shareholder of record as of the close of business on May 14, 2012, you are eligible to vote. You may either vote at the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to attend. If you choose to vote by proxy:

•	Please carefully review the enclosed proxy statement and proxy card.

•	Select your preferred method of voting, including by telephone, Internet or signing and mailing the proxy card.

•	You can withdraw your proxy and vote your shares at the meeting if you decide to do so.

Every vote is important, and you are urged to vote your shares as soon as possible.

We look forward to seeing you at the meeting.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy

Senior Vice President, Chief Legal Officer and Secretary

Grand Rapids, Michigan

May 30, 2012

W steelcase.com    P 616.247.2710    HQ 901 44th Street S.E. Grand Rapids, MI 49508

PROXY STATEMENT

QUESTIONS AND ANSWERS

What am I voting on?

You are being asked to vote on the following matters and any other business properly coming before the 2012 Annual Meeting of Shareholders, which we refer to in this proxy statement as the “Meeting”:

Proposal	1: Election of five directors nominated to a one-year term on the Board of Directors

Proposal	2: Approval of the Steelcase Inc. Management Incentive Plan

Proposal	3: Advisory vote to approve named executive officer compensation

How does the Board of Directors recommend I vote?

The Board of Directors recommends that you vote FOR each of the nominees for director listed in Proposal 1 and FOR Proposals 2 and 3.

Who is entitled to vote?

Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on May 14, 2012 (the “Record Date”) may vote at the Meeting.

How many shares were outstanding on the Record Date?

At the close of business on May 14, 2012, there were 85,469,158 shares of Class A Common Stock and 41,114,570 shares of Class B Common Stock outstanding.

How many votes do I have?

Each shareholder has one vote per share of Class A Common Stock and ten votes per share of Class B Common Stock owned of record at the close of business on May 14, 2012.

How do I vote?

If you are a registered shareholder (that is, you hold your Steelcase stock directly in your name), you may vote by telephone, Internet or mail or by attending the Meeting and voting in person.

To vote by telephone or Internet:    Please follow the instructions on the proxy card. The deadline for voting by telephone or Internet is 11:59 p.m. Eastern Daylight Time on July 10, 2012.

To vote by mail:    Please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. Only cards received and processed before 11:00 a.m. Eastern Daylight Time on July 11, 2012 will be voted.

If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your “broker”), you must vote your shares in the manner required by your broker.

Whether you vote by telephone, Internet or mail, you may specify whether your shares should be voted for all, some or none of the nominees for director.

If you do not specify a choice and you use the enclosed proxy card, your shares will be voted FOR the election of each of the nominees for director listed under Proposal 1—Election of Directors and FOR Proposals 2 and 3.

If you do not specify a choice and you use a ballot card supplied by your broker, the rules of the New York Stock Exchange, or NYSE, provide that your broker may not vote your shares on Proposals 1 or 3. For more information on the NYSE rules about broker voting, please see “Voting” under Supplemental Information.

What should I do if I received more than one proxy card?

If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should sign and return all proxy cards to ensure all of your shares are voted.

How will voting on any other business be conducted?

For any other matter that properly comes before the Meeting, your shares will be voted in the discretion of the proxy holders. As of May 30, 2012, we do not know of any other matter to be considered at the Meeting.

Can I revoke my proxy?

If you appoint a proxy, you may revoke it at any time before it is exercised by notifying our corporate secretary in writing, by delivering a later-dated proxy to our corporate secretary or by attending the Meeting and voting in person.

Who can attend the Meeting?

Shareholders of record of Class A Common Stock or Class B Common Stock can attend the Meeting.

May I listen to the Meeting if I cannot attend?

You may listen to a live webcast of the Meeting on the Internet. Instructions for listening to the webcast will be available on the “Events & Presentations” page of the Investor Relations section of our website, located under “Company” at www.steelcase.com, approximately one week before the Meeting. An audio replay of the Meeting will be available on our website shortly after the conclusion of the Meeting and for 90 days thereafter.

Why didn’t I receive printed copies of this proxy statement and the annual report?

To demonstrate our commitment to sustainability by reducing the amount of paper, ink and other resources consumed in printing and mailing our annual report and proxy statement, and to reduce the cost to our company, we follow a process for the distribution of our proxy materials called “notice and access.” Notice and access allows us to send you a brief written notice, called a “Notice of Internet Availability of Proxy Materials,” which lists the address of a website where you can view, print or request printed copies of our proxy materials and an email address and toll-free telephone number that you can use to request printed copies of our proxy materials. If you wish to elect to receive printed copies of our proxy materials each year, you can make a permanent request.

What if I have the same address as another shareholder?

We send a single copy of our Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if they appear to be members of the same family. This practice is known as “householding” and helps reduce our printing and postage costs. Any shareholder residing at the same address as another shareholder who wishes to receive a single document or separate documents should call 1-800-542-1061 or write to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and we will deliver the requested documents promptly.

When and how are shareholder proposals for next year’s Annual Meeting to be submitted?

We must receive any shareholder proposals to be included in our proxy statement for the 2013 Annual Meeting of Shareholders by January 30, 2013. Shareholder proposals to be presented from the floor of the 2013 Annual Meeting must be received no earlier than April 12, 2013 and no later than May 2, 2013. All shareholder proposals must be sent in the manner and meet the requirements specified in our by-laws.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently has ten members and is divided into three classes serving staggered three-year terms. Effective July 13, 2011, our Articles of Incorporation were amended to declassify the Board of Directors. Beginning this year, directors will be elected annually, provided that those directors in office at the 2012 annual meeting whose terms expire in 2013 or 2014 may complete their remaining terms. In May 2012, the size of our Board of Directors was increased to eleven members.

There are five nominees for election this year, each of whom is nominated to serve for a one-year term. Four of the nominees are currently members of the Board. There are six other directors remaining in office with terms expiring in 2013 or 2014. The Board of Directors recommends that you vote FOR each of the nominees.

Nominees for election as directors for a one-year term expiring in 2013:

William P. Crawford	Director since 1979

Mr. Crawford held various positions at Steelcase from 1965 until his retirement in 2000, including President and Chief Executive Officer of the Steelcase Design Partnership. Mr. Crawford is also a director of Fifth Third Bank–a Michigan banking corporation. Age 69.

Mr. Crawford’s experience with our company, having served as a director for more than 30 years and as an employee for 35 years, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

R. David Hoover	Director Nominee

Mr. Hoover is the Chairman of the Board of Directors of Ball Corporation, a position he has held since 2002. Mr. Hoover also served Ball Corporation as Chief Executive Officer from 2001 to 2011, President from 2000 to 2010 and Chief Financial Officer from 1993 to 2000. Mr. Hoover currently serves on the Boards of Directors of Eli Lilly and Company and Energizer Holdings, Inc., and in the past five years, he has served on the Boards of Directors of Irwin Financial Corp and Qwest Communications International Inc. Age 66.

Mr. Hoover’s experience as a chief executive officer of a global publicly-traded corporation, his extensive public company governance experience in a variety of industries and his qualification as an audit committee financial expert led the Board of Directors to recommend that he should be nominated to serve as a director.

Elizabeth Valk Long	Director since 2001

Ms. Long held various management positions, including Executive Vice President, at Time Inc., a magazine publisher, until her retirement in 2001. Ms. Long also serves on the Board of Directors of Belk, Inc. and The J.M. Smucker Company. Age 62.

Ms. Long’s marketing expertise and her experience in senior management of a global public company led the Board of Directors to recommend that she should serve as a director.

Robert C. Pew III	Director since 1987

Mr. Pew III has been a private investor since 2004. From 1974 to 1984 and from 1988 to 1994, Mr. Pew III held various positions at Steelcase, including President, Steelcase North America and Executive Vice President, Operations. During the period from 1984 to 1988, Mr. Pew III was a majority owner of an independent Steelcase dealership. Mr. Pew III has served as Chair of our Board of Directors since June 2003. Age 61.

Mr. Pew’s experience with our company, having served as a director for more than 20 years, as an employee for more than 15 years and as an owner of a Steelcase dealership for four years, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

Cathy D. Ross	Director since 2006

Ms. Ross has been Executive Vice President and Chief Financial Officer of Federal Express Corporation, an express transportation company and subsidiary of FedEx Corporation, since September 2010. She served as Senior Vice President and Chief Financial Officer of Federal Express Corporation from 2004 to September 2010. Age 54.

Ms. Ross’ financial expertise and her experience in senior management of a global public company led the Board of Directors to recommend that she should serve as a director.

Directors continuing in office for a term expiring in 2013:
Connie K. Duckworth	Director since 2010

Ms. Duckworth has been President and Chief Executive Officer of ARZU, Inc., a non-profit organization that helps Afghan women weavers by sourcing and selling the rugs they weave, since 2003. Ms. Duckworth also serves as a member of the Board of Trustees of The Northwestern Mutual Life Insurance Company and the Board of Directors of Russell Investment Group. Age 57.

Ms. Duckworth’s experience as a former partner and managing director of Goldman Sachs, serving on other public company boards of directors and as a non-profit entrepreneur led the Board of Directors to recommend that she should serve as a director.

James P. Hackett	Director since 1994

Mr. Hackett has been President and Chief Executive Officer of Steelcase since 1994. Mr. Hackett also serves as a member of the Board of Trustees of The Northwestern Mutual Life Insurance Company and as the Lead Director of Fifth Third Bancorp. Age 57.

Mr. Hackett’s role as our CEO and his experience as an employee of our company for 30 years led the Board of Directors to recommend that he should serve as a director.

David W. Joos	Director since 2001

Mr. Joos has been Chairman of the Board of CMS Energy Corporation, an energy company, and its primary electric utility, Consumers Energy Company, since May 2010. He served as President and Chief Executive Officer of CMS Energy Corporation and Chief Executive Officer of Consumers Energy Company from 2004 to May 2010. Mr. Joos is also a director of AECOM Technology Corporation. Age 59.

Mr. Joos’ experience as CEO of a public company and his leadership and analytical skills led the Board of Directors to recommend that he should serve as a director.

P. Craig Welch, Jr.	Director since 1979

Mr. Welch, Jr. has been Manager and a member of Honzo Fund LLC, an investment/venture capital firm, since 1999. From 1967 to 1987, Mr. Welch, Jr. held various positions at Steelcase, including Director of Information Services and Director of Production Inventory Control. Age 67.

Mr. Welch’s experience with our company, having served as a director for more than 30 years and as an employee for 20 years, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

Directors continuing in office for a term expiring in 2014:
Peter M. Wege II	Director since 1979

Mr. Wege II has been Chairman of the Board of Directors of Contract Pharmaceuticals Ltd., a manufacturer and distributor of prescription and over-the-counter pharmaceuticals, since 2000. From 1981 to 1989, he held various positions at Steelcase, including President of Steelcase Canada Ltd. Age 63.

Mr. Wege’s experience with our company, having served as a director for more than 30 years and as an employee, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

Kate Pew Wolters	Director since 2001

Ms. Wolters has been engaged in philanthropic activities since 1996. She is currently President of the Kate and Richard Wolters Foundation and is a community volunteer and advisor. She also serves as Chair of the Board of Trustees of the Steelcase Foundation. Age 54.

Ms. Wolters’ experience in philanthropic activities and community involvement, and her understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that she should serve as a director.

Related Directors

Robert C. Pew III and Kate Pew Wolters are brother and sister and are first cousins to William P. Crawford and P. Craig Welch, Jr., and Mr. Crawford and Mr. Welch, Jr. are first cousins to each other.

Chairman Emeritus

Our Board has designated our former director Robert C. Pew II as Chairman Emeritus. As Chairman Emeritus, Mr. Pew II receives Board meeting materials and is invited to attend Board and committee meetings, but he does not have any right to vote as a director and does not receive any retainer or other meeting fees.

RELATED PERSON TRANSACTIONS

Fiscal Year 2012 Transactions

The following transactions occurred during fiscal year 2012 between our company and our directors, executive officers or owners of more than 5% of our voting securities:

•

We purchased approximately $233,000 in products and/or services from A&K Finishing, Inc. during fiscal year 2012. Robert W. Corl is a 25% owner of the parent company of A&K Finishing, Inc. and is a brother-in-law of P. Craig Welch, Jr., one of our directors and a beneficial owner of more than 5% of our Class A Common Stock and Class B Common Stock.

•

We paid approximately $547,000 in fees to Fifth Third Bancorp and its subsidiaries, or Fifth Third, for cash management services, letter of credit fees, credit facilities, retirement plan services and seminar fees. Fifth Third is a record holder of more than 5% of our Class A Common Stock and Class B Common Stock. In addition, our President and Chief Executive Officer, James P. Hackett, is a director of Fifth Third Bancorp, and director William P. Crawford is a director of Fifth Third Bank–a Michigan banking corporation, but neither Mr. Hackett nor Mr. Crawford is considered to have a direct or indirect material interest in our transactions with Fifth Third.

•

We sold products and related services for approximately $2.9 million to Fifth Third. The sales were made in the ordinary course of business at prevailing prices not more favorable to Fifth Third than those available to other customers for similar purchases.

•

We sold products and related services for approximately $6.6 million to The Bank of New York Mellon Corporation, or BONY Mellon, and its affiliates. As of December 31, 2011, BONY Mellon was a beneficial owner of more than 5% of our Class A Common Stock. The sales were made in the ordinary course of business at prevailing prices not more favorable to BONY Mellon than those available to other customers for similar purchases.

•

We employed Jennifer C. Niemann as Chief Executive Officer of Red Thread Spaces LLC, a subsidiary of Steelcase Inc., a non-executive officer position, and paid her related compensation. For fiscal year 2012, Ms. Niemann earned $375,058 in total compensation, which included her base salary, annual and long-term awards under our Management Incentive Plan, earnings on prior years’ Management Incentive Plan awards and life insurance premiums paid by us. She also received benefits available to our other North American employees in comparable positions. Ms. Niemann is the daughter of William P. Crawford, one of our directors and a beneficial owner of more than 5% of our Class A Common Stock and Class B Common Stock.

Related Person Transactions Policy

We have a written Related Person Transactions Policy under which the Nominating and Corporate Governance Committee is responsible for reviewing and approving transactions with us in which certain “related persons,” as defined in the policy, have a direct or indirect material interest. Related persons include our directors and executive officers, members of their immediate family and persons who beneficially own more than 5% of our stock. A copy of our Related Person Transactions Policy is posted in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.”

Under the policy, our Chief Legal Officer determines whether any identified potential related person transaction requires review and approval by the Committee, in which case the transaction is referred to the Committee for approval, ratification or other action. If management becomes aware of an existing related person transaction which has not been approved by the Committee, the transaction is referred to the Committee for appropriate action. In those instances where it is not practicable or desirable to wait until the next Committee meeting to consider the transaction, the Committee has delegated authority to the Committee Chair to consider the transaction in accordance with the policy.

The Committee is authorized to approve those related person transactions which are in, or are not inconsistent with, the best interests of our company and our shareholders. Certain categories of transactions have been identified as permissible without approval by the Committee, as the transactions involve no meaningful potential to cause disadvantage to us or to give advantage to the related person. These categories of permissible transactions include, for example, the sale or purchase of products or services at prevailing prices in the ordinary course of business if (1) the amount involved did not exceed 5% of our gross revenues or the gross revenues of the related person, (2) our sale or purchase decision was not influenced by the related person while acting in any capacity for us and (3) the transaction did not result in a commission, enhancement or bonus or other direct benefit to an individual related person.

In considering any transaction, the Committee considers all relevant factors, including, as applicable:

•	the benefits to us,

•	the impact on a director’s independence,

•	the availability of other sources for comparable products or services,

•	the terms of the transaction and

•	the terms available to unrelated third parties, or to employees generally, for comparable transactions.

The Committee reviewed each of the transactions described above under “Fiscal Year 2012 Transactions,” and following such review, the Committee approved the purchase of products or services from A&K Finishing, Inc., the employment of Ms. Niemann and the payment of related compensation to her. In each case, the director, if any, related to the person or entity involved in the transaction did not participate in the review and approval of the transaction by the Committee or the Board of Directors. Approval of the transactions with Fifth Third and BONY Mellon was not required pursuant to our Related Person Transactions Policy, because Fifth Third and BONY Mellon are institutional shareholders holding Steelcase stock with no apparent purpose or effect of changing or influencing control of our company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and those who beneficially own more than 10% of our Class A Common Stock to file reports of initial ownership and changes in their beneficial ownership of shares of Class A Common Stock with the Securities and Exchange Commission, or SEC. Based on our review of the reports filed with the SEC, and written representations that no Form 5 reports were required, we believe that for transactions during fiscal year 2012, all Section 16(a) reports were filed on a timely basis.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that William P. Crawford, Connie K. Duckworth, R. David Hoover, David W. Joos, Elizabeth Valk Long, Robert C. Pew III, Cathy D. Ross, Peter M. Wege II, P. Craig Welch, Jr. and Kate Pew Wolters are independent. James P. Hackett is not considered independent because of his executive management position. All of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent.

The independence of our directors is assessed using the listing standards of the NYSE, and our Board adopted categorical standards to guide the determination of each director’s independence. Under these standards, none of the following is considered a material relationship impairing a director’s independence:

•	the director is currently employed in any capacity by, or is an equity owner in, another company that has done or does business with us, provided that:

—	the amount of business with us is less than the greater of $1 million or 1% of the other company’s annual gross revenue, or

—	the director’s ownership interest does not exceed 5% of the total equity interests in the other company;

•

the director is currently serving solely as a director, advisory director, consultant or in a similar non-employee position with another company that has done or does business with us, regardless of the amount;

•

the director is currently employed as an executive officer of a charitable institution that has received contributions from us or the Steelcase Foundation, provided that the amount of the contributions in any of the last three years is less than the greater of $1 million or 2% of the charitable institution’s annual gross revenue;

•

the director is currently serving solely as a director, trustee, volunteer, committee member or in a similar position (and not as an executive officer) of a charitable institution that has received contributions in any amount from us or the Steelcase Foundation during any of the past three years;

•	we have employed a member of the director’s immediate family within the last three years, provided that such employment was not as a board-elected officer;

•	the director, as part of his or her service on our Board of Directors also serves as a trustee of the Steelcase Foundation and/or a director of a subsidiary or affiliate; or

•	we previously employed the director in any capacity, provided that the director’s employment ceased more than five years ago.

As used in the above categorical standards, “business with us” includes us selling products or services to the other company, either directly or through our dealers, and us buying products or services from the other company during the last three years. Unless the context otherwise requires, “director” includes the director and his or her immediate family members as defined in the NYSE listing standards. A copy of these categorical standards for director independence is also available in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.”

On an annual basis, the Nominating and Corporate Governance Committee assesses the independence of our directors by reviewing and considering all relevant facts and circumstances and presents its findings and recommendations to our Board of Directors. For fiscal year 2012, the following relationships were considered by the Committee in assessing the independence of our directors:

Director	Relationships Considered
William P. Crawford

As described above under “Related Person Transactions,” Mr. Crawford’s daughter is employed by Steelcase. She is not a board-elected officer.

Mr. Crawford is a director of Fifth Third Bank–a Michigan banking corporation which, with its parent company, is a record holder of more then 5% of our common stock.

Connie K. Duckworth	Ms. Duckworth is the pro bono President and Chief Executive Officer of ARZU, Inc., a non-profit company from which we purchased approximately $5,000 in products.
David W. Joos	Mr. Joos is the Chairman of the Board of CMS Energy and Consumers Energy which purchased products and/or services from us or our dealers, and we purchased energy from Consumers Energy. In each case, the amount involved was less than 1% of CMS’, Consumers Energy’s and our annual gross revenues, and the transactions were made in the ordinary course of business. We do not believe Mr. Joos has a material interest in the products or services purchased from us or our dealers, and our purchases from Consumers Energy involved the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority.
Cathy D. Ross	Ms. Ross is the Executive Vice President and Chief Financial Officer of Federal Express Corporation which purchased products and/or services from us or our dealers and from which we purchased services. In each case, the amount involved was less than 1% of Federal Express Corporation’s and our annual gross revenues, and the transactions were made in the ordinary course of business. We do not believe Ms. Ross has a material interest in these transactions.
Peter M. Wege II	Mr. Wege’s daughter is an employee of an independently owned dealer which purchases products and/or services from us. The transactions with the dealer were made in the ordinary course of business, and we do not believe Mr. Wege or his daughter has a material interest in our relationship with the dealer.
P. Craig Welch, Jr.	As described above under “Related Person Transactions,” Mr. Welch, Jr.’s brother-in-law is a 25% owner of the parent company of a supplier from which we purchased products and/or services. The amount involved was approximately $233,000, and the transactions were made in the ordinary course of business.

In addition, the Committee considered that immediate family members of directors Joos, Long and Ross are employees of companies which purchased products and/or services from us or our dealers and/or from which we purchased services in the ordinary course of business. In each case, the purchases involved less than the greater of $1 million or 1% of the other company’s annual gross revenues and the applicable family member did not have any role in, or receive any benefit from, the transactions.

In assessing the independence of R. David Hoover in connection with his nomination, the Board of Directors considered the relationship between the company and Ball Corporation, of which Mr. Hoover is the non-executive Chairman of the Board. During fiscal year 2012, Ball Corporation purchased products and/or services from us or our dealers, and the amount involved was less than 1% of Ball Corporation’s and our annual gross revenues, and the transactions were made in the ordinary course of business. We do not believe Mr. Hoover has a material interest in these transactions.

The Committee determined that, with the exception of the relationship between us and Mr. Wege II’s daughter, each of the relationships it considered fell within the categorical standards adopted by the Board and, as a result, the relationships were not material. Following a review of the relevant facts and circumstances relating to the transactions involving Mr. Wege II’s daughter and assessing the materiality of the relationship from the standpoint of Mr. Wege II and Mr. Wege II’s daughter, the Committee determined that the relationship is not material and does not impair Mr. Wege II’s independence.

The Steelcase Foundation

The Steelcase Foundation is included in the categorical standards for director independence described above. The Foundation is a charitable organization operating under Section 501(c)(3) of the Internal Revenue Code which was established in 1951 by our company to give back to the communities that have been instrumental to our operations and growth by making grants to non-profit organizations, projects and programs in those communities. From time to time, we donate a portion of our earnings to the Foundation, as determined by our Board of Directors. The following of our directors also serve as Foundation trustees: James P. Hackett, Robert C. Pew III and Kate Pew Wolters, who serves as Chair of the Board of Trustees and Interim President of the Foundation. The other trustees of the Foundation are Mary Anne Hunting, Mary Goodwillie Nelson (sister of director Peter M. Wege II), Craig M. Niemann (son-in-law of director William P. Crawford) and Elizabeth Welch Lykins.

BOARD MEETINGS

Our Board of Directors met eight times during fiscal year 2012. Each of our current directors attended at least 75% of the total number of meetings of the Board and the committees on which they served during the year. Our Board’s policy is that each director is expected to attend our annual meeting of shareholders, and each of our directors attended our 2011 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Four standing committees assist our Board of Directors in fulfilling its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Executive Committee, which was established to exercise the powers of the Board of Directors when necessary between regular Board meetings, did not meet during fiscal year 2012. Each committee has the power to conduct or authorize investigations or studies of matters within the scope of its responsibilities and may, at our expense, retain independent counsel or other consultants or advisors as deemed necessary. Each committee also has the sole authority to retain or terminate its consultants and approve the payment of fees.

Committee Membership and Meetings

The table below indicates the current membership of each of the Board of Directors’ committees and the number of times the committees met during fiscal year 2012. All of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent.

Committee	Meetings in Fiscal Year 2012	Current Members
Audit	9	Cathy D. Ross (Chair) Connie K. Duckworth Robert C. Pew III Peter M. Wege II

Compensation	6	David W. Joos (Chair) Connie K. Duckworth Elizabeth Valk Long P. Craig Welch, Jr. Kate Pew Wolters

Executive	none	P. Craig Welch, Jr. (Chair) William P. Crawford James P. Hackett David W. Joos Robert C. Pew III Peter M. Wege II

Nominating and Corporate Governance	3	Elizabeth Valk Long (Chair) William P. Crawford P. Craig Welch, Jr. Kate Pew Wolters

Committee Charters

Each of these committees operates under a written charter adopted by the Board of Directors that is reviewed and assessed at least annually. The current charters of our Audit, Compensation and Nominating and Corporate Governance Committees, and our Corporate Governance Principles are available in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.” The principal responsibilities of each committee are listed below.

Audit Committee

Responsibilities

The principal responsibilities of the Audit Committee are:

•	appointing the independent auditor and reviewing and approving its services and fees in advance;

•	reviewing the performance of our independent auditor and, if circumstances warrant, making decisions regarding its replacement or termination;

•	evaluating the independence of the independent auditor;

•

reviewing and concurring with the appointment, replacement, reassignment or dismissal of the head of our internal audit group, reviewing his annual performance evaluation and reviewing the group’s budget and staffing;

•	reviewing the scope of the internal and independent annual audit plans and monitoring progress and results;

•	reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;

•	reviewing our financial reporting, including our annual and interim financial statements, as well as the type of information included in our earnings press releases;

•	reviewing the process by which we monitor, assess and manage our exposure to risk; and

•	reviewing compliance with our Global Business Standards, as well as legal and regulatory compliance.

Audit Committee Financial Expert

The Board of Directors has designated Cathy D. Ross as an “audit committee financial expert,” as defined by the SEC’s rules and regulations, based on her financial and accounting education and experience. Ms. Ross is independent, as independence of audit committee members is defined by the listing standards of the NYSE.

Compensation Committee

Responsibilities

The principal responsibilities of the Compensation Committee are:

•	establishing our compensation philosophy;

•	reviewing and approving the compensation of our executive officers, and submitting the compensation of our CEO to the Board of Directors for ratification;

•	reviewing executive and non-executive compensation programs and benefit plans to assess their competitiveness, reasonableness and alignment with our compensation philosophy;

•	making awards, approving performance targets, certifying performance against targets and taking other actions under our incentive compensation plan; and

•	reviewing the Compensation Discussion and Analysis and other executive compensation disclosures contained in our annual proxy statements.

Authority of the Compensation Committee

Pursuant to its charter, the Compensation Committee is authorized by our Board of Directors to oversee our compensation and employee benefit practices and plans generally, including our executive compensation, incentive compensation and equity-based plans. The Committee may delegate its authority to subcommittees, provided that any such subcommittee must consist of at least two members, and the Committee may also delegate appropriate responsibilities associated with our benefit and compensation plans to members of management. The Compensation Committee must submit any changes to our CEO’s compensation to our Board of Directors for ratification.

Delegation of Authority

The Compensation Committee has delegated to our CEO the authority to grant stock options, restricted stock and restricted units to employees. Under this delegated authority, our CEO cannot grant options to acquire more than 5,000 shares, more than 2,000 shares of restricted stock or more than 2,000 restricted units in any year to any one individual, and he cannot grant, in the aggregate, options to acquire more than 100,000 shares, more than 40,000 shares of restricted stock and more than 40,000 restricted units in any year. Also, our CEO cannot grant any stock options, restricted stock or restricted units to any executive officer.

Our CEO has the authority to designate those employees who will participate in our Management Incentive Plan; however, the Committee is required to approve participation in such plan by any executive officer or anyone else who directly reports to our CEO.

The Committee has delegated certain responsibilities with regard to our Retirement Plan to an investment committee consisting of directors and members of management and to an administrative committee consisting of members of management. In fiscal year 2012, the Committee authorized and delegated to our executive officers all responsibilities associated with the Company’s broad-based health and welfare and retirement plans, including without limitation amending, merging and terminating plans and declaring discretionary, non-discretionary and matching contributions under the Steelcase Inc. Retirement Plan.

Role of Executive Officers in Determining or Recommending Compensation

Our CEO develops and submits to the Compensation Committee his recommendation for the compensation of each of the named executive officers, other than himself, in connection with annual reviews of their performance. The Compensation Committee reviews and discusses the recommendations made by our CEO, approves the compensation for each named executive officer for the coming year and submits the compensation for our CEO to the Board of Directors for ratification. In addition, our Chief Financial Officer and other members of our finance staff assist the Committee with establishing performance target levels for performance-based compensation, as well as with the calculation of actual financial performance and comparison to the performance targets, each of which requires the Committee’s approval. See Compensation Discussion and Analysis for more discussion regarding the role of executive officers in determining or recommending the amount or form of executive compensation.

Role of Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate independent compensation consultants of its choosing to assist the Committee in carrying out its responsibilities.

The Committee appointed Exequity LLC, or Exequity, in January 2011 to serve as its independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Compensation Committee’s use in making decisions on all elements of executive compensation. See Compensation Discussion and Analysis for more detail regarding the nature and scope of Exequity’s assignment and the material elements of the instructions or directions given to them with respect to the performance of their duties. We have not purchased any additional services from Exequity beyond those provided to the Compensation Committee.

The Committee also directly engaged Towers Watson & Co., or Towers Watson, during fiscal year 2012 to provide the Committee with a study of the competitiveness of our executive compensation relative to market data and to provide information regarding total shareholder return performance under equity awards granted to our executive officers. See Compensation Discussion and Analysis for more detail regarding the nature and scope of Towers Watson’s assignment and the material elements of the instructions or directions given to them with respect to the performance of their duties.

In addition to the services performed for the Committee, we have purchased compensation survey data from Towers Watson from time to time and engaged Towers Watson to provide pension plan and compensation consulting services. The decision to purchase the compensation survey data and these services from Towers Watson was made by management and was approved by the Committee. The aggregate amount of fees paid to Towers Watson with regard to executive compensation and other services in fiscal year 2012 was less than $120,000.

Shareholder Advisory Vote on Executive Compensation

At our 2011 annual meeting, a majority of the votes cast by our shareholders were cast in favor of the advisory vote on the compensation of our named executive officers and in favor of one year as the frequency of a shareholder advisory vote on compensation of our named executive officers. Partly based on the results of such vote, the Board of Directors determined that it is in the best interests of the company and our shareholders to hold an annual advisory vote to approve named executive officer compensation.

Compensation Risk Assessment

During fiscal year 2012, our management conducted an assessment of our employee compensation policies and practices and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on our company. The assessment was reviewed and discussed with the Compensation Committee, which concurred with management’s conclusions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an officer or employee of our company during the fiscal year or was formerly an officer of our company, and none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board of Directors or our Compensation Committee. See Related Person Transactions for a discussion of a transaction between our company and a relative of director P. Craig Welch, Jr., who serves on our Compensation Committee.

Nominating and Corporate Governance Committee

Responsibilities

The principal responsibilities of the Nominating and Corporate Governance Committee are:

•	establishing procedures for identifying and evaluating potential director nominees and recommending nominees for election to our Board of Directors;

•	reviewing the suitability for continued service of directors when their terms are expiring or a significant change in responsibility occurs, including a change in employment;

•	reviewing annually the composition of our Board of Directors to ensure it reflects an appropriate balance of knowledge, experience, skills, expertise and diversity;

•	making recommendations to our Board regarding its size, the frequency and structure of its meetings and other aspects of the governance procedures of our Board of Directors;

•	making recommendations to our Board regarding the functioning and composition of Board committees;

•	reviewing our Corporate Governance Principles at least annually and recommending appropriate changes to our Board of Directors;

•	overseeing the annual self-evaluation of our Board of Directors and annual evaluation of our Chief Executive Officer, or CEO;

•	reviewing director compensation and recommending appropriate changes to our Board of Directors;

•	administering our Related Person Transactions Policy and the Board’s policy on disclosing and managing conflicts of interest;

•	reviewing and approving any related person transactions under our Related Person Transactions Policy; and

•	considering any waiver requests under our Code of Ethics and Code of Business Conduct.

Qualifications for Nominees

Nominees for director are selected on the basis of several criteria, the most fundamental of which is integrity. Directors are expected to be curious and demanding independent thinkers who possess appropriate business judgment and are committed to representing the long-term interests of shareholders. Directors must possess knowledge, experience, skills or expertise that will enhance our Board’s ability to direct our business. Our Board is committed to diversity, and a candidate’s ability to add to the diversity of our Board is also considered. Directors must be willing and able to spend the time and effort necessary to effectively perform their responsibilities, and they must be prepared to resign from our Board in the event that they have a significant change in responsibilities, including a change in employment, as required by our Corporate Governance Principles.

Consideration of Candidates for Director

The Nominating and Corporate Governance Committee considers candidates suggested by its members, other directors and senior management in anticipation of potential or expected Board vacancies. After identifying a potential candidate, the Committee collects and reviews publicly-available information to assess whether he or she should be considered further. If the candidate warrants further consideration, the Chair or another member of the Committee will initiate a contact. Generally, if the person expresses a willingness to be considered, the Committee requests information from the candidate, reviews his or her qualifications and accomplishments and conducts one or more interviews with the candidate. Committee members may also contact references or others who have personal knowledge of the candidate’s accomplishments.

The Committee will also consider candidates recommended by shareholders for nomination by the Board, taking into consideration the needs of the Board and the qualifications of the candidate. Shareholders must submit recommendations to our corporate secretary in writing and include the following information:

•	the recommending shareholder’s name and evidence of ownership of our stock, including the number of shares owned and the length of time owned; and

•

the candidate’s name, resume or a listing of qualifications to be a director of our company and the person’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board.

Shareholders may also make their own nominations for director by following the process specified in our by-laws.

Engagement of External Search Firm

The Nominating & Corporate Governance Committee has retained Korn/Ferry International, or Korn/Ferry, to assist the Committee in identifying and evaluating potential director nominees. Korn/Ferry reports directly to the Committee. R. David Hoover was recommended as a nominee by Korn/Ferry.

OTHER CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

Our Board of Directors is committed to monitoring the effectiveness of policy and decision making at the Board and management levels. Fundamental to its corporate governance philosophy is the Board’s commitment to upholding our reputation for honesty and integrity. Equally fundamental is its commitment to serving as an independent overseer of our management and operations. Our Board adopted a set of Corporate Governance Principles, a copy of which can be found in the Corporate Governance section of our website at www.steelcase.com under “Company,” “Investor Relations.”

Board of Directors Leadership Structure

The leadership structure of our Board of Directors involves a Board Chair who is not our principal executive officer. Robert C. Pew III currently serves as non-executive Chair of the Board, and James P. Hackett currently serves as our President and CEO. Our Board of Directors has chosen to keep the roles of Chair of the Board and CEO separate as a matter of sound corporate governance practices and a balance of responsibilities, with an independent director serving as Chair of the Board. This structure allows Mr. Hackett to focus on the day-to-day leadership of our business, while Mr. Pew is able to focus on the leadership of the Board of Directors and its oversight of our company.

Risk Oversight

Our Board of Directors administers its oversight of risk assessment and management practices in several ways. Once a quarter, the Audit Committee reviews a business risk profile prepared by management which summarizes the key risks faced by the company and the likelihood and anticipated financial impact of each risk materializing, as well as any significant changes in the risk profile from the previous quarter. In addition, risk identification and risk management are discussed by the Board of Directors on a regular basis as part of its review of our financial performance and business and strategic planning. We believe our Board of Directors’ oversight of our risk management is strengthened by having an independent director serve as Chair of the Board.

Executive Sessions of Non-Management Directors

The only member of our Board who is also a member of management is James P. Hackett, our President and CEO. Our Board meets quarterly in executive session without Mr. Hackett present. During these sessions, Robert C. Pew III, as Chair of the Board, presides. Our Corporate Governance Principles provide that if the Chair of the Board is a member of management, the outside directors will designate a member to preside at executive sessions.

You may contact the Chair of the Board (or the lead non-management director, if one is subsequently appointed) by sending a letter to:

Chair of the Board/Lead Non-Management Director

c/o Steelcase Inc.

P.O. Box 1967

Grand Rapids, MI 49501-1967

Shareholder Communications

Our Board has adopted a process for interested parties to send communications to the Board. To contact the Board, any of its committees or any of our directors, please send a letter addressed to:

Board of Directors

c/o Lizbeth S. O’Shaughnessy, Secretary

Steelcase Inc.

P.O. Box 1967

Grand Rapids, MI 49501-1967

All such letters will be opened by the corporate secretary. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any committee or group of directors, the corporate secretary will make sufficient copies of the contents and send them to each director who is a member of the committee or group to which the envelope is addressed.

Code of Ethics and Code of Business Conduct

Our Board adopted a Code of Ethics applicable to our chief executive and senior financial officers, as well as a Code of Business Conduct that applies to all of our employees and directors. Only our Nominating and Corporate Governance Committee may grant any waivers of either code for a director or executive officer. Each of these codes is available in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.” If any amendment to, or waiver from, a provision of our Code of Ethics is made for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will also post such information in the Corporate Governance section of our website. To date, no such waivers have been issued.

Materials Available upon Request

We will provide a printed copy of any of the following materials (each of which is also available on our website at www.steelcase.com) to you upon request and without charge:

•	Code of Ethics,

•	Code of Business Conduct,

•	Corporate Governance Principles,

•	Audit Committee Charter,

•	Compensation Committee Charter and

•	Nominating and Corporate Governance Committee Charter.

Please send any such requests to us by email at ir@steelcase.com or by mail at:

Steelcase Inc.

Investor Relations, GH-3C

P.O. Box 1967

Grand Rapids, MI 49501-1967

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process and its internal controls regarding financial reporting, accounting, legal compliance and ethics. Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended February 24, 2012 (the “independent auditor”), is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting and issuing opinions on:

•	the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and

•	the effectiveness of the Company’s internal control over financial reporting.

Our Committee’s role is to serve as an independent and objective party to monitor these processes on behalf of the Board of Directors and to review the audit efforts of the Company’s internal and independent auditors.

In this context, we discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance (which superseded Statement on Auditing Standards No. 61, Communication With Audit Committee, as amended). In addition, we received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence and reviewed, evaluated and discussed the written report and letter with that firm and its independence with respect to the Company.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We also reviewed and discussed with management the Company’s audited financial statements. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditor’s report, our Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 24, 2012 for filing with the Securities and Exchange Commission.

Audit Committee

Cathy D. Ross (Chair)

Connie K. Duckworth

Robert C. Pew III

Peter M. Wege II

FEES PAID TO PRINCIPAL INDEPENDENT AUDITOR

The fees billed by Deloitte & Touche LLP for fiscal year 2012 (estimated) and fiscal year 2011 (actual) for work performed for us are as follows:

Type of Fees	Fiscal Year 2012	Fiscal Year 2011
Audit Fees (1)	$1,765,000	$1,781,000
Audit-Related Fees (2)	—	102,000
Tax Fees (3)	586,000	559,000
All Other Fees	—	—

Total	$2,351,000	$2,442,000

(1)	Audit fees consisted of fees related to the annual audit of our consolidated financial statements, the annual audit of our internal control over financial reporting, reviews of the financial statements included in quarterly reports on Form 10-Q, other services related to SEC reporting matters and audits of separate financial statements of subsidiaries and other consolidated entities.

(2)	Audit-related fees consisted of fees for services related to the issuance of a comfort letter for an underwritten public debt offering and accounting training.

(3)	Tax fees consisted primarily of fees related to consultation services for expatriate employees and corporate tax compliance services, primarily related to our international subsidiaries.

Our Audit Committee determined that providing the services reflected in the above table was compatible with the maintenance of the independence of Deloitte & Touche LLP.

Our Audit Committee has a policy under which it approves in advance audit, audit-related, tax and other services rendered by the principal independent auditor, subject to specific fee limits. If circumstances require hiring the independent auditor for services not previously pre-approved or that would exceed the fee limits previously set, the Audit Committee must pre-approve the new services or fee limits. The Audit Committee Chair may pre-approve specified services between regularly scheduled meetings of the Audit Committee, subject to review by the full Audit Committee at its next scheduled meeting. All of the fiscal year 2012 services and fees reflected in the above table were pre-approved by the Audit Committee.

COMPENSATION COMMITTEE REPORT

We reviewed and discussed with management the Compensation Discussion and Analysis which follows this report. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and distribution to the Company’s shareholders.

Compensation Committee

David W. Joos (Chair)

Connie K. Duckworth

Elizabeth Valk Long

P. Craig Welch, Jr.

Kate Pew Wolters

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our policies and practices relating to executive compensation and presents a review and analysis of the compensation earned in fiscal year 2012 by our CEO, our Chief Financial Officer and our three other most highly-paid executive officers. We refer to these five individuals as the “named executive officers.” The amounts of compensation earned by these executives during the past three fiscal years are detailed in the Summary Compensation Table in Executive Compensation, Retirement Programs and Other Arrangements and the other tables which follow it.

Executive Summary

We have designed the compensation programs for our named executive officers to provide competitive pay opportunities while aligning the compensation realized by our named executive officers with the interests of our shareholders by linking pay and company performance. We employ two performance measures for our named executive officers’ incentive compensation: annual cash awards under our Management Incentive Plan, or MIP, are based on economic value added, or EVA, for the fiscal year, and long-term equity awards are based on our three-year total shareholder return, or TSR, relative to a peer group.

In fiscal year 2012, we recorded $2.75 billion of revenue and $56.7 million of net income or $0.43 per share. This represents year-over-year growth of 12.7% in revenue and 177.9% in net income.

Our EVA for 2012 was $(25.8) million, an improvement of $33.4 million compared to 2011 but below our MIP target of $(10.0) million. As a result, the short-term incentive compensation realized by our named executive officers was below target.

Our TSR (expressed as a compound annual growth rate) for the three fiscal years ended in 2012 was 31.6%, falling at the 49th percentile of our peer group. As this was just below the targeted 50th percentile, the long-term incentive compensation realized by our named executive officers was also below target.

Executive compensation highlights for fiscal year 2012 are:

•	Long-term performance units earned—Based on our three-year relative TSR for fiscal years 2010 to 2012, the performance units awarded in fiscal year 2010 were earned at 97.5% of target.

•	Annual cash incentive earned—The named executive officers earned short-term cash awards under the MIP at 76% of target.

•	Merit increases—The named executive officers received merit salary increases in fiscal year 2012 for the first time in three years following the economic downturn.

•

Long-term incentive awards granted—The named executive officers received awards of both restricted units and performance units in fiscal year 2012, representing a change from our prior practice of granting performance units with a floor of 25% of the target. Dividend equivalents on the performance units will be paid only on the number of shares actually earned at the end of the performance period, and dividend equivalents on the restricted units will be paid during the vesting period. These awards will be settled in shares of our Class A Common Stock.

•	Say on pay approval—At our 2011 annual shareholders’ meeting, over 96% of votes were cast in favor of our advisory vote on executive compensation.

Philosophy and Objectives

Our philosophy for the compensation of all of our employees, including the named executive officers, is to value the contribution of our employees and share profits through broad-based incentive arrangements designed to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success.

The primary objectives of the compensation programs for our named executive officers are to:

•	attract and retain highly-qualified executives,

•	motivate our executives to achieve our business objectives,

•	reward our executives appropriately for their individual and collective contributions,

•	align our executives’ interests with the long-term interests of our shareholders,

•	ensure that executive compensation is reasonable when compared to compensation at similar companies and

•	maintain internal pay equity.

Compensation Consultant

In January 2011, after conducting a request for proposal process and interviewing several firms, the Compensation Committee appointed Exequity to serve as its independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Compensation Committee’s use in making decisions on all elements of executive compensation. Since its appointment, Exequity has attended all Compensation Committee meetings, and Exequity also works cooperatively with management on behalf of the Compensation Committee. Exequity does not provide any services to our company other than executive compensation consulting.

Annual Review

Our executive compensation programs fall within three general categories: (1) base salaries, (2) incentive compensation and (3) retirement programs and benefits. The Compensation Committee reviews and approves the base salary and incentive compensation awards for each of our executive officers each year, taking into account the recommendations of our CEO, the individual performance of each officer and our compensation philosophy and objectives described above. Following approval by the Compensation Committee, the compensation of our CEO is submitted to our Board of Directors for ratification. The amount of incentive compensation actually earned by each officer depends on the performance of our company as a whole against the targets established for the particular award. None of the named executive officers has an employment agreement with us.

In order to evaluate the reasonableness and competitiveness of our compensation programs and practices, the Compensation Committee engaged Towers Watson to provide the Committee with an annual study which compares our executive compensation to that of a comparison group of companies. The survey presents information regarding base salaries, annual bonus targets, annualized expected values of long-term incentive compensation and target total direct compensation for the comparison group. The Compensation Committee does not specifically target each element of compensation of the named executive officers against the comparison group. Instead, the Committee reviews the comparison data to assess whether or not each of these components of compensation and total compensation of the named executive officers is within a competitive range, and in making its assessment, the Committee considers (a) any difference between the role and responsibilities of each officer compared to those of his or her peers in the comparison group, (b) the specific contributions the officer has made to the successful achievement of our company goals, (c) the relative experience level of the officer and his or her tenure with our company and (d) the performance of the company, including stock price performance.

The criteria established by the Compensation Committee for the composition of the comparison group for fiscal year 2012 were (1) furniture companies, including office furniture and residential furniture companies, (2) other global durable goods manufacturing companies and (3) other companies which (a) are based within the same region as our company and (b) operate globally. The comparison group consisted of the following companies:

AMETEK, Inc.	Herman Miller, Inc.	Rockwell Automation, Inc.
AO Smith Corp.	HNI Corporation	SPX Corporation
Avery Dennison Corp.	Leggett & Platt Inc.	Thomas & Betts Corporation
Ball Corporation	Navistar International Corporation	Timken Co.
Donaldson Company, Inc.	Oshkosh Corporation	Toro Company
Flowserve Corp.	Parker-Hannifin Corporation	Trinity Industries Inc.
GATX Corporation	Pitney Bowes Inc.

As of December 2010 (the timing of the comparison data used for fiscal year 2012), the median revenue for the comparison group for the most recent fiscal year was $3.1 billion, and net income of the group ranged from $(747.0) million to $790.0 million, with a median of $110.0 million.

Our say-on-pay shareholder advisory vote received greater than 96% approval at our 2011 annual shareholders meeting. Taking that into account, the Compensation Committee did not make any changes to the design of the compensation of our executive officers for fiscal year 2013.

Base Salary

As described above, the base salary of each of our named executive officers is reviewed and approved by the Compensation Committee as part of its overall review of executive compensation, and our Board of Directors ratifies any changes to our CEO’s base salary. As a general rule, base salaries for the named executive officers are set at a level which will allow us to attract and retain highly-qualified executives. In addition to the annual reviews, the base salary of a particular executive may be adjusted during the course of a fiscal year in connection with a promotion or other material change in the executive’s role or responsibilities.

In early fiscal year 2012, each of the named executive officers received a merit increase to his or her base salary within a normal range, and two of the named executive officers received additional increases. James P. Keane’s base salary was increased by a total of 10% for a merit increase and in connection with the expansion of his responsibilities from President of the Steelcase Group for North America to President of the Steelcase Group for the Americas, Europe, the Middle East and Africa. David C. Sylvester’s base salary was increased by a total of 9% for a merit increase and in connection with his promotion to Senior Vice President.

Incentive Compensation

In fiscal year 2012, the incentive compensation awarded to our executive officers included three types of awards: (1) annual awards under our MIP, which are earned based on our EVA results for the fiscal year and are paid in cash, (2) time-vested restricted unit awards which are settled in shares and (3) performance unit awards which are earned based on our TSR for three fiscal years and are settled in shares. The combination of these three types of awards when awarded year-after-year create overlapping award cycles that are designed to create retention and provide a mix of cash and equity-based incentives as well as balance short-term and long-term performance.

As an illustration, the following chart shows the mix of compensation for James P. Hackett compared to the average of the other named executive officers as a group as of fiscal year 2012, valuing the MIP awards at the target level of performance, the restricted unit awards at the grant date market price per share of Class A Common Stock and performance unit awards at the grant date market price per share of the target number of shares of Class A Common Stock, and notes the portion of the total compensation denominated in the form of cash or equity and the portion based on EVA or TSR performance. The mix of compensation for the CEO is more heavily weighted to equity, particularly performance unit awards, although equity is also a significant component for the other named executive officers.

Elements of Total Compensation at Target Levels

Short-Term Cash Incentive Awards

Philosophy and Practice

As described above, each of our named executive officers receives an annual cash award under our MIP which may be earned based on the achievement of certain EVA results. EVA is a profit measure that takes into account the cost of capital and is calculated by taking our net income before interest expense, deducting a capital charge representing the economic cost of an expected return (set by the Compensation Committee at 10% for fiscal year 2012) on average shareholders’ equity and average long-term debt, and adjusting for cash and short-term investments (including variable life company-owned life insurance policies) in excess of $100 million and related interest income, the impact of recent acquisitions and the deferral of a portion of restructuring or other charges to the extent approved by the Compensation Committee. No awards can be earned to the extent that they would result in our company recording a net loss for the fiscal year unless the Committee determines otherwise.

We use EVA as the performance measure for the MIP because we believe it is an effective measure of the performance of our business, it reinforces the efficient use of capital and it fits with our compensation philosophy of sharing profits with our employees. In addition to the named executive officers, approximately 350 management employees participate in the MIP and the majority of our other employees also receive annual incentive compensation based on EVA results.

Fiscal Year 2012 Awards

Annually, the Compensation Committee reviews and establishes the amount of EVA required to earn the minimum, target and maximum level of awards under the MIP. The EVA performance levels established by the Compensation Committee for fiscal year 2012 are set forth in the following chart. In setting the EVA target for fiscal year 2012, the Compensation Committee considered our annual financial plan, industry conditions and the economic environment and the need to motivate our employees to achieve our business objectives. The amount of EVA performance above or below the target that would have resulted in the awards being earned at the maximum level or at the minimum level was set at 8% of average EVA capital for the fiscal year. In the following table, the Equivalent Level of Net Income column indicates the approximate amount of net income for fiscal year 2012 which would have resulted in the minimum, target or maximum awards being earned, assuming that all other actual financial results and EVA capital for fiscal year 2012 were unchanged.

	00000000000000000000000	00000000000000000000000	00000000000000000000000
Performance Level	EVA Performance	Amount Earned	Equivalent Level of Net Income
Minimum	$(75.1) million	0% of target	$ 7.4 million
Target	$(10.0) million	100% of target	$ 72.5 million
Maximum	$ 55.1 million	200% of target	$137.6 million

MIP target awards for the named executive officers are reviewed and approved each year by the Compensation Committee and, in the case of our CEO, ratified by the Board. The named executive officers’ target MIP awards for fiscal year 2012 were as follows:

Name	Target Award
James P. Hackett	100% of base salary
All other named executive officers	80% of base salary

In determining the size of target MIP awards to be granted, our CEO presented to the Compensation Committee his recommendations for the size of award for each named executive officer other than himself, taking into consideration the factors described above under the heading “Annual Review” and the officer’s long-term incentive compensation. The Committee reviewed the value of the target awards as a percentage of the officer’s base salary relative to the median level of annual incentive compensation shown in the Towers Watson comparison study.

Awards Earned and Link to Company Performance

Our actual EVA performance for fiscal year 2012 was $(25.8) million, resulting in the MIP awards being earned at 76% of target. Net income for fiscal year 2012 was $56.7 million. The following chart depicts the relationship between our EVA, as calculated under the MIP, and net income (loss), on the left axis, and the percentage of target earned under the MIP, on the right axis, for each of the past five fiscal years.

Long-Term Equity Incentive Awards

Philosophy and Practice

Each of our named executive officers typically receives long-term equity-based incentive awards under our Incentive Compensation Plan each year, in accordance with our philosophies of paying for performance, encouraging retention and aligning the interests of our executives with those of our shareholders. The awards are approved by the Compensation Committee, and in the case of our CEO, ratified by our Board of Directors, typically at a regularly scheduled meeting at the beginning of each fiscal year, but awards also may be approved at a special meeting.

In addition to granting annual equity-based incentive awards, from time to time at the request of our CEO, the Compensation Committee considers granting special awards to named executive officers in connection with promotions or other changes in responsibilities or in recognition of particular contributions to our company’s performance. In fiscal year 2012, in connection with the expansion of his responsibilities, James P. Keane received an award of 45,000 restricted units which will vest in three equal installments at the end of each of fiscal years 2012, 2013 and 2014.

All grants of equity-based incentive awards to named executive officers require the advance approval of the Compensation Committee (and, for equity awards to our CEO, ratification by the Board), and we do not have any program or practice to time the grant of equity-based awards relative to the release of any material non-public information.

Fiscal Year 2012 Awards

Each of the named executive officers was granted performance units and restricted units with a three-year performance or vesting period as further described below:

•	The performance units will be earned based on our TSR performance relative to the industrial subset of companies within the S&P MidCap 400 Index. TSR equals the average closing price of our Class A Common Stock for the last 20 trading days in the performance period, plus dividends paid during the performance period, divided by the average closing price for the 20 trading days just prior to the beginning of the performance period.

•

The levels of relative TSR performance that would result in the award of the below threshold, threshold, target or maximum number of shares under the performance units awarded in fiscal year 2012 were set as follows:

Performance Level	Relative TSR Performance	Number of Shares Earned
Below threshold	<30th percentile	0% of target
Threshold	30th percentile	50% of target
Target	50th percentile	100% of target
Maximum	80th percentile	200% of target

•	Dividend equivalents on the performance units will be paid only on the number of shares actually earned at the end of the performance period.

•

The restricted units replaced our prior practice of including a floor (25% of the target) as part of the performance unit awards. Dividend equivalents on the restricted units will be paid during the vesting period. The restricted units will vest at the end of fiscal year 2014.

The Compensation Committee selected TSR as the performance measure for these awards to align the compensation of the executive officers with the interests of our shareholders. It chose the industrial subset of the S&P MidCap 400 index for the measurement of relative TSR because the Committee desired a large enough group to mitigate the impact of any one-time events that may be experienced by a company within the group, and the group includes companies with reasonably similar market capitalization to our company. In developing the performance scale for the performance units, the Compensation Committee reviewed survey data and market prevalence on TSR scales used by other companies. The awards are settled in shares to further align the compensation of the executives with the interests of our shareholders.

In determining the number of performance and restricted units to be granted, our CEO presented to the Compensation Committee his recommendations for the value of the award for each named executive officer other than himself, taking into account the factors described above under the heading “Annual Review.” For each of the named executive officers, other than the CEO, the equity awards were split between performance and restricted units based on a ratio of 67% and 33%, respectively. The Committee reviewed the recommended estimated grant date value of the total target level of performance units and the restricted units as a percentage of the officer’s base salary relative to the median level of long-term incentive compensation shown in the Towers Watson comparison study. The Committee followed a similar process for the CEO, but determined that the ratio of 75% performance units and 25% restricted units was appropriate, providing a greater emphasis on alignment with the long-term interests of our shareholders, pay for performance and TSR. The final performance and restricted unit awards, including the award to our CEO, were approved by the Committee, and the award to our CEO was ratified by the Board of Directors.

Awards Earned in Fiscal Year 2012 and Link to Company Performance

The performance period for the performance units granted to the named executive officers in fiscal year 2010 ran from the beginning of fiscal year 2010 through the end of fiscal year 2012 and the awards could be earned based on relative TSR. Below are the performance levels which would have resulted in the threshold, target and maximum amounts being earned.

Our actual TSR performance for this award, also set forth below, resulted in 97.5% shares being earned.

	97.54564164f target	97.54564164f target	97.54564164f target
Performance Level	Relative TSR Performance	Number of Shares Earned	Performance Required to Achieve % Earned
Minimum	<30th percentile	25% of target	—
Threshold	30th percentile	50% of target	20.1%
Target	50th percentile	100% of target	32.2%
Maximum	90th percentile	200% of target	51.5%
Actual	49th percentile	97.5% of target	31.6%

Retirement Plans and Benefits

Each of the named executive officers is eligible to participate in the following retirement benefit plans:

•	Retirement Plan,

•	Restoration Retirement Plan,

•	Executive Supplemental Retirement Plan and

•	Deferred Compensation Plan.

Each of the named executive officers is eligible to participate in our Retirement Plan and Restoration Retirement Plan. Our Retirement Plan is a tax-qualified defined contribution plan, open to all U.S.-based employees of Steelcase Inc. and certain of its subsidiaries and affiliates. Participants may elect to contribute a portion of their earnings to the 401(k) component of the Retirement Plan each year, and we made a non-discretionary contribution of 3% of each participant’s eligible pay for fiscal year 2012. In addition, we generally matched 50% of the first 4% of eligible pay each participant contributed to the plan during the fiscal year.

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. In the fiscal year, we made an annual contribution to participants’ bookkeeping accounts under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan up to a combined maximum of two times the limit under Section 401(a)(17).

The Executive Supplemental Retirement Plan, which was originally adopted in 1981, is intended to assist us with attracting and retaining highly-qualified executives and to enable them to devote their full-time best efforts to our company. We do not have a policy or practice of granting our executive officers extra years of service credit under any of these plans.

Each of these plans, other than our Retirement Plan, is discussed below in Executive Compensation, Retirement Programs and Other Arrangements under the headings “Pension Benefits” and “Deferred Compensation.”

Certain senior management employees, including our CEO, also have individual deferred compensation agreements with us that were entered into more than ten years ago. Under these agreements, the employees deferred a portion of their compensation and are entitled to receive fixed payments beginning at age 70. These agreements were intended to allow participants to build additional retirement income on a tax-deferred basis. At the time we entered into the agreements, we purchased company-owned life insurance policies that, although they were not pledged sources of funding for these agreements, were expected to generate returns that would approximate our obligations under the agreements.

In addition to these retirement and deferred compensation plans, upon a qualifying retirement (generally when the age at retirement and number of years of continuous service with our company equals 80 or more), each of the named executive officers is eligible to continue to receive healthcare benefits, including medical, dental and vision insurance programs, in the same manner as all other U.S. employees of Steelcase Inc. hired before July 22, 2002. We currently allow eligible U.S. retirees to continue to receive healthcare benefits for life, but we reserve the right to change or eliminate this benefit at any time. Participating retirees are required to pay a portion of the cost of coverage, and the cost sharing percentage varies depending on the date the participant became eligible to retire, age and years of service with our company.

Severance and Change in Control Benefits

Each of the named executive officers participates in our Executive Severance Plan, which provides for certain benefits in the event of certain terminations of employment with our company. This plan is intended to provide clarity to shareholders and executive management in the event of a severance and/or change in control, align the interests of executive management with the long-term interests of our shareholders, reinforce behavior that promotes maximum value in the event of any merger or acquisition activity and attract and retain executive management by maintaining competitive compensation programs. The value of the potential benefits under the Executive Severance Plan for each of the named executive officers as of the end of fiscal year 2012 are detailed below in Executive Compensation, Retirement Programs and Other Arrangements under the heading “Termination or Change in Control Payments.”

Other Programs and Practices

Perquisites and Other Benefits

Our company provides very limited perquisites or other personal benefits to our named executive officers. The only perquisite received in fiscal year 2012 by the named executive officers was an optional annual physical examination and, in the case of our CEO only, home security costs. In addition, the family members of some of our named executive officers travelled on our corporate aircraft on occasion during fiscal year 2012, but the incremental cost to our company of such travel was negligible as they were passengers on flights that were otherwise scheduled for business purposes. Use of our corporate aircraft by our CEO for personal travel is governed by written aircraft time-sharing agreements under which he reimburses us for all operating expenses associated with the flight, multiplied by 200%. The aggregate incremental cost to our company of the perquisites or other personal benefits received by the named executive officers in fiscal year 2012 was less than $10,000 per officer.

The named executive officers also may elect to participate in other benefit programs on the same terms as other employees of our company. These programs include medical, dental, vision, life and disability insurance, charitable gift matching and discounts on company products. None of the named executive officers has a company car or company-provided housing, and we do not pay any country club memberships or financial planning for any of the named executive officers.

Stock Ownership Guidelines

The Compensation Committee established stock ownership guidelines to encourage stock ownership among our executives to further the objective of aligning our executives’ interests with those of our shareholders. Under these guidelines, our CEO is expected to own shares of our common stock having a current market value of not less than five times his base salary, and the other named executive officers are expected to own shares having a current market value of not less than two or three times their respective base salaries, depending on their position. The amount of holdings required by the guidelines was developed based on market comparisons and the premise that an executive should be able to satisfy the guidelines by retaining shares awarded to the executive as compensation and without purchasing additional shares, assuming the applicable performance criteria for the share awards are satisfied. New executive officers are given a period of five fiscal years from their first annual award to meet the guidelines in order to allow them an appropriate period of time to build their holdings through annual equity awards.

In addition to shares owned by our executives, holdings which count toward satisfaction of stock ownership guidelines include restricted stock, restricted units, performance shares and performance units at target award levels during the performance period, as well as the value of in-the-money stock options held by the executives. The Compensation Committee reviews compliance with the stock ownership guidelines annually. All of the named executive officers are in compliance with their stock ownership guidelines. We do not permit our executive officers to hedge shares of company stock.

Non-compete and Other Forfeiture Provisions

One of the basic principles of the various compensation plans and programs which may provide benefits to our named executive officers during or after their employment with us is that certain compensation or benefits will be forfeited or returned if the participant competes with us during a specified period after they leave our employment.

In addition, our Executive Severance Plan provides that in the event our financial results are materially restated, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to receive any future benefits and/or repay any prior benefits received under the plan. In the event of a material restatement due to fraud, if the Committee determines that a participant was responsible for or participated in the fraud, that participant will be required to forfeit any future benefits and repay any prior benefits paid in excess of the amounts that would have been paid based on our restated financial results. These are called “clawback” provisions, and the MIP and the Incentive Compensation Plan have similar clawback provisions which apply only to those participants who also participate in the Executive Severance Plan.

Tax Considerations

In making decisions regarding executive compensation, the Compensation Committee considers the tax deductibility of the amounts payable. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million unless certain conditions are satisfied. The Committee’s goal is to structure the compensation paid to these individuals to maximize deductibility for federal income tax purposes; however, when deemed necessary, the Committee may authorize compensation that may not be deductible under Section 162(m) to promote incentive and retention goals.

EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS AND OTHER ARRANGEMENTS

This section and the tables set forth in this section should be read in conjunction with the more detailed description of our executive compensation plans and arrangements included in the Compensation Discussion and Analysis which precedes this section.

Summary Compensation Table

The following table shows compensation information for fiscal years 2012, 2011 and 2010 for (1) James P. Hackett, our President and CEO, (2) David C. Sylvester, our Chief Financial Officer, and (3) our three other most highly-paid executive officers as of the end of fiscal year 2012. In this proxy statement, we refer to these five executive officers collectively as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
James P. Hackett	2012	$973,154	$4,004,150	$701,291	$114,177	$19,674	$5,812,446
President and Chief Executive Officer	2011	$900,000	$2,056,500	$448,823	$124,024	$ 4,974	$3,534,321
	2010	$792,000	$1,069,250	$101,988	$225,305	$ 74	$2,188,617
David C. Sylvester	2012	$424,212	$1,190,520	$248,880	$187,456	$19,674	$2,070,742
Senior Vice President, Chief Financial Officer	2011	$380,000	$822,600	$151,282	$145,298	$ 2,120	$1,501,300
	2010	$342,000	$576,000	$ 24,687	$391,463	$ 99	$1,334,249
James P. Keane	2012	$544,500	$1,472,355	$319,641	$219,680	$19,699	$2,575,875
President, Steelcase Group	2011	$479,000	$914,000	$191,902	$139,428	$ 2,285	$1,726,615
	2010	$431,100	$537,600	$ 48,213	$396,959	$ 74	$1,413,946
Mark A. Baker (6)	2012	$487,644	$1,339,335	$286,376	$205,138	$19,674	$2,338,167
Senior Vice President, Global Operations Officer	2011	$460,000	$914,000	$183,138	$167,296	$ 3,966	$1,728,400
	2010	$403,570	$629,760	$ 37,938	$385,616	$ 99	$1,456,984

Nancy W. Hickey	2012	$410,327	$944,976	$236,546	$ 45,246	$19,674	$1,656,769
Senior Vice President, Chief Administrative Officer	2011	$380,000	$667,220	$151,513	$ 38,351	$ 2,995	$1,240,079
	2010	$342,000	$499,200	$ 34,134	$119,727	$ 74	$995,135

(1)	For fiscal year 2012, the amounts reported in the Salary column include a one-time payment for accrued vacation due to a change in our U.S. vacation policy.

(2)	The amounts shown in this column are the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for performance units and restricted units granted during the applicable fiscal year. The grant date fair value of the performance units was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned, and the grant date fair value of the restricted units was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units. The assumptions made in the valuation of such awards are disclosed in Note 16 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2012 filed with the SEC on April 23, 2012.

(3)	The amounts shown in this column represent the sum of:

(a)	short-term MIP awards earned in fiscal years 2012 and 2011 (no such awards were earned in fiscal year 2010) and

(b)	earnings for the applicable fiscal year on long-term MIP awards earned in prior fiscal years.

The short-term MIP awards were paid in cash shortly after the end of the applicable fiscal year. In prior years, the named executive officers received long-term MIP awards based on EVA performance. No long-term MIP awards were made to the named executive officers in fiscal years 2012, 2011 or 2010. The cash portion of those prior-year long-term MIP awards earned were payable in three equal annual installments after the end of the three following fiscal years.

We maintained the unpaid long-term cash amounts in unfunded accounts which were credited with an annual rate of return which was paid at the time the related portion of the award was paid. For fiscal years 2012, 2011 and 2010, the rates of return were 3.23%, 4.17% and 7.92%, respectively, and were based on an estimate of our three-year incremental borrowing rate at the beginning of the fiscal year. The amounts included in this column for fiscal year 2012 for earnings on long-term MIP awards made in prior years were: James P. Hackett, $2,308; David C. Sylvester, $760; James P. Keane, $1,069; Mark A. Baker, $952; and Nancy W. Hickey, $762. These amounts were all paid after the end of fiscal year 2012.

(4)	The amounts shown in this column represent the net increase in actuarial present value of the applicable officer’s accumulated benefit under (a) our Executive Supplemental Retirement Plan and (b) in the case of James P. Hackett, a deferred compensation agreement. The changes in the actuarial present value of the accumulated benefit under the Executive Supplemental Retirement Plan for each participant are primarily affected by changes in compensation and the discount rate. The changes in the actuarial present value of the accumulated benefit are primarily attributable to the following: (a) in fiscal year 2012, a decrease in the discount rate from 4.8% to 3.9%, (b) in fiscal year 2011, a decrease in the discount rate from 5.3% to 4.8% and the impact of the restoration of the officers’ base salaries to prior year levels, and (c) for fiscal year 2010, a decrease in the discount rate from 8.0% to 5.3%. Earnings under our Deferred Compensation Plan are not included because they are not earned at a preferential rate.

(5)	The amounts shown in this column for fiscal year 2012 include the following:

Name	Company Contributions under Retirement or Pension Plans	Life Insurance Premiums	Other	All Other Compensation - Total
James P. Hackett	$19,600	$74	—	$19,674
David C. Sylvester	$19,600	$74	—	$19,674
James P. Keane	$19,600	$74	$ 25	$19,699
Mark A. Baker	$19.600	$74	—	$19,674
Nancy W. Hickey	$19,600	$74	—	$19,674

(6)	Mr. Baker resigned from the company effective April 27, 2012.

Incentive Compensation Awards

The following table shows the awards granted to the named executive officers during fiscal year 2012 under our incentive compensation plans.

Fiscal Year 2012 Grants of Plan-Based Awards

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	Grant Date Fair Value of Stock and Option Awards
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
James P. Hackett	4/14/2011(1)	$0	$919,714	$1,839,428
	4/14/2011(2)				99,375	198,750	397,500		$3,263,475
	4/14/2011(3)							66,250	$ 740,675
David C. Sylvester	4/12/2011(1)	$0	$326,474	$ 652,948
	4/12/2011(2)				26,800	53,600	107,200		$ 894,048
	4/12/2011(3)							26,400	$ 296,472
James P. Keane	3/21/2011(3)							45,000	$ 430,650
	4/12/2011(1)	$0	$419,174	$ 838,348
	4/12/2011(2)				23,450	46,900	93,800		$ 782,292
	4/12/2011(3)							23,100	$ 259,413
Mark A. Baker	4/12/2011(1)	$0	$375,557	$ 751,114
	4/12/2011(2)				30,150	60,300	120,600		$1,005,804
	4/12/2011(3)							29,700	$ 333,531
Nancy W. Hickey	4/12/2011(1)	$0	$310,243	$ 620,486
	4/12/2011(2)				21,272	42,545	85,090		$ 709,651
	4/12/2011(3)							20,955	$ 235,325

(1)	These lines show the potential payout opportunity for short-term MIP awards for fiscal year 2012, as described below. Following the end of fiscal year 2012, actual performance resulted in these awards being earned at 76% of target and paid in cash. The actual amounts earned were: James P. Hackett, $698,983; David D. Sylvester, $248,120; James P. Keane, $318,572; Mark A. Baker, $285,423; and Nancy W. Hickey, $235,785.

(2)	These lines show performance unit awards made under our Incentive Compensation Plan, as described below. The grant date fair value was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.

(3)	These lines show restricted unit awards made under our Incentive Compensation Plan, as described below. The grant date fair value was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.

MIP awards

The short-term MIP awards granted for fiscal year 2012 were based on EVA achievement compared to a target of $(10.0) million. In March 2012, the Compensation Committee certified the performance results, and the awards were earned at 76% of target.

Performance unit awards

The performance unit awards granted in fiscal year 2012 can be earned based on the achievement of certain TSR levels for fiscal years 2012 through 2014 relative to the industrial subset of companies within the S&P MidCap 400 index. TSR includes the change in trading price of our Class A Common Stock and dividends paid during the performance period and is stated as a compound annual growth rate relative to the trading price just prior to the beginning of the performance period.

The levels of relative TSR performance that would result in the award of the threshold, target or maximum number of shares are as follows:

Performance Measure	Threshold	Target	Maximum
Relative TSR	30th percentile	50th percentile	80th percentile

Interpolation will be used in the event that the actual percentile does not fall directly on a percentile listed above.

At the end of fiscal year 2014, the number of performance units earned, if any, will be issued as Class A Common Stock. Dividend equivalents on the performance units will only be paid on the number of shares actually earned at the end of the performance period.

Restricted unit awards

Each of the named executive officers received a restricted unit award in fiscal year 2012 which will vest in full and be settled in shares of our Class A Common Stock at the end of fiscal year 2014. Dividend equivalents will be paid on these units during the vesting period.

Mr. Keane received an additional restricted unit award in connection with the expansion of his responsibilities from President of the Steelcase Group for North America to President of the Steelcase Group for the Americas, Europe, the Middle East and Africa. This award will vest in equal portions at the end of fiscal years 2012, 2013 and 2014. Dividend equivalents will be paid on these units during the vesting period.

Outstanding Equity Awards

The following table shows the equity awards granted to the named executive officers under our Incentive Compensation Plan which remained outstanding at the end of fiscal year 2012, including (1) unexercised stock options, (2) unvested restricted units and (3) unearned performance units. The market values shown in the table are based on the closing price of our Class A Common Stock at the end of fiscal year 2012 of $9.22 per share.

Fiscal Year 2012 Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
James P. Hackett:
Stock option	408,099	—	—	$14.81	3/20/12
Restricted units						66,250 (1)	$610,825
Performance units						56,250 (2)	$518,625	168,750 (2)	$1,555,875
Performance units								99,375 (3)	$ 916,238

David C. Sylvester:
Stock option	27,777	—	—	$14.81	3/20/12
Restricted units						26,400 (1)	$243,408
Performance units						22,500 (2)	$207,450	67,500 (2)	$ 622,350
Performance units								26,800 (3)	$ 247,096

James P. Keane:
Stock option	111,111	—	—	$14.81	3/20/12
Restricted units						23,100 (1)	$212,982
Restricted units						30,000 (4)	$276,600
Performance units						25,000 (2)	$230,500	75,000 (2)	$ 691,500
Performance units								23,450 (3)	$ 216,209

Mark A. Baker:
Stock option	77,777	—	—	$14.81	3/20/12
Restricted units						29,700 (1)	$273,834
Performance units						25,000 (2)	$230,500	75,000 (2)	$ 691,500
Performance units								30,150 (3)	$ 277,983

Nancy W. Hickey:
Stock option	95,133	—	—	$14.81	3/20/12
Restricted units						20,955 (1)	$193,205
Performance units						18,250 (2)	$168,265	54,750 (2)	$ 504,795
Performance units								21,272 (3)	$ 196,128

(1)	These restricted units will vest at the end of fiscal year 2014.

(2)	These performance units can be earned based on the satisfaction of certain performance conditions over fiscal years 2011 through 2013 and, if earned, will vest in full at the end of fiscal year 2013. A floor amount equal to 25% of the target award will be earned regardless of the level of performance and is reported in the Number of Shares or Units of Stock That Have Not Vested column. Because the performance as of the end of fiscal year 2012 was above the threshold performance goals for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the target number of shares under the award, excluding the floor amount, in accordance with the SEC’s rules and regulations.

(3)	These performance units can be earned based on the satisfaction of certain performance conditions over the fiscal years 2012 through 2014 and, if earned, will vest in full at the end of fiscal year 2014. Because the performance as of the end of fiscal year 2012 was below the threshold performance goals for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the threshold number of shares under the award in accordance with the SEC’s rules and regulations.

(4)	These restricted units will vest in equal portions at the end of fiscal years 2013 and 2014.

Stock Award Vesting

The following table shows the stock awards (including restricted units and performance units) previously granted to the named executive officers which vested during fiscal year 2012. The named executive officers did not exercise any stock options during fiscal year 2012.

Fiscal Year 2012 Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
James P. Hackett	181,492	$1,671,650
David C. Sylvester	76,702	$706,461
James P. Keane	88,281	$813,268
Mark A. Baker	84,434	$777,682
Nancy W. Hickey	66,962	$616,756

(1)	The amounts shown in this column are calculated by multiplying (a) the closing market price of our Class A Common Stock on the date of vesting by (b) the number of shares vested. These values do not reflect any deduction for shares forfeited to cover applicable tax withholding.

Pension Benefits

The following table shows information regarding each plan that provides for payments or other benefits to the named executive officers at, following or in connection with retirement.

Fiscal Year 2012 Pension Benefits

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)
James P. Hackett	Executive Supplemental Retirement Plan Deferred Compensation Agreement	21 Not applicable	$3,403,235 $ 468,262
David C. Sylvester	Executive Supplemental Retirement Plan	4	$1,324,004
James P. Keane	Executive Supplemental Retirement Plan	10	$1,625,221
Mark A. Baker	Executive Supplemental Retirement Plan	9	$1,603,437
Nancy W. Hickey	Executive Supplemental Retirement Plan	15	$1,780,141

(1)	The numbers shown in this column for the Executive Supplemental Retirement Plan represent the number of full years the executive officer has participated in the plan as of the end of fiscal year 2012. Eligibility and benefits under this plan are based on age and continuous years of service with our company, as well as a vesting schedule as described below.

(2)	The amounts shown in this column represent the actuarial present value of the executive officer’s accumulated benefits under the applicable plan or agreement as of the end of fiscal year 2012. These amounts were calculated using the same assumptions used for financial reporting purposes under generally accepted accounting principles, which are disclosed in Note 13 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2012 filed with the SEC on April 23, 2012.

Executive Supplemental Retirement Plan

Our Executive Supplemental Retirement Plan, or SERP, is an unfunded plan that provides certain defined benefits to participants who are approved by the Compensation Committee. Participants do not make contributions to the SERP, which pays the following benefits following a qualifying retirement, death or total disability:

•

five annual payments equal to the sum of (1) 70% of the participant’s average base salary for the three consecutive calendar years prior to retirement, death or total disability plus (2) $50,000, followed by

•	ten annual payments of $50,000.

A participant is eligible for normal retirement under the SERP at age 65. A participant is eligible for early retirement under the SERP when the participant’s age plus years of continuous service with our company equal 80 or more, but if the participant retires before age 65, payments under the SERP for amounts treated as deferred prior to January 1, 2005 will not start until after the participant has reached age 65 and payments for amounts treated as deferred on or after January 1, 2005 will start on the participant’s early retirement date, unless otherwise elected by the participant. None of the named executive officers is age 65 or older, but James P. Hackett and Nancy W. Hickey meet the requirements for early retirement.

Participants are fully vested in the SERP after seven years of participation in the plan, with partial vesting beginning at 20% after three years of participation and increasing 20% per year thereafter. For example, after five years of participation in the SERP, a participant is 60% vested and would receive payments equal to 60% of the amounts described above if he or she qualified for retirement and retired at that point.

Deferred Compensation Agreement

We have an individual deferred compensation agreement with James P. Hackett under which he deferred a portion of his compensation from March 1996 to February 2001. This is an unfunded arrangement and is similar to other arrangements we entered into around the same time with other senior employees.

Under his agreement, Mr. Hackett deferred an aggregate of $250,000, and after he reaches age 70 in 2025, he will receive a payment of $300,000 per year for a period of 15 years. This payment stream reflects an implied annual rate of return of approximately 8.55%. If Mr. Hackett dies before age 70, his heirs would be entitled to receive reduced payments under his agreement, and in the event his employment is terminated for cause, we would pay him only the original amount he deferred.

Deferred Compensation

The following table shows information for fiscal year 2012 regarding each plan under which compensation may be deferred on a basis that is not tax-qualified.

Fiscal Year 2012 Nonqualified Deferred Compensation

	0000000000	0000000000	0000000000	0000000000	0000000000
Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (4)
James P. Hackett	—	$7,350	$ 6,753	—	$255,222
David C. Sylvester	—	$7,350	$ 1,087	—	$ 53,265
James P. Keane	—	$7,350	$11,644	—	$214,900
Mark A. Baker	—	$7,350	$ 3,097	—	$268,509
Nancy W. Hickey	$49,592	$7,350	$28,108	—	$801,413

(1)	The amounts shown in this column are the amounts deferred by the officers under our Deferred Compensation Plan. The amount shown for Nancy W. Hickey represents salary earned in fiscal years 2011 and 2012 and a MIP award earned in fiscal year 2011 which would have been paid to Ms. Hickey during fiscal year 2012 if she had not deferred such amounts under the Deferred Compensation Plan. Of the total amount shown, $35,000 is reported as compensation for Ms. Hickey in fiscal year 2012 in the Salary column of the Summary Compensation Table.

(2)	The amounts shown in this column are the amounts we contributed to the officers’ accounts under our Restoration Retirement Plan for fiscal year 2012. All of such amounts are reported as compensation for the officers in fiscal year 2012 in the All Other Compensation Column of the Summary Compensation Table.

(3)	The amounts shown in this column are the earnings in the officers’ accounts under both our Deferred Compensation Plan and our Restoration Retirement Plan. These amounts are not reported in the Summary Compensation Table because the earnings are not preferential.

(4)	The amounts shown in this column are the combined balance of the applicable executive officer’s accounts under our Deferred Compensation Plan and our Restoration Retirement Plan. Of the amounts contributed to these plans, $135,329 for James P. Hackett, $26,640 for David C. Sylvester, $105,939 for James P. Keane, $87,677 for Mark A. Baker and $389,544 for Nancy W. Hickey were reported as compensation in Summary Compensation Tables in our proxy statements for previous fiscal years.

Deferred Compensation Plan

Under our Deferred Compensation Plan, participants may elect to defer up to 25% of their base salary and/or up to 50% of their short-term award under the MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan. Funds deferred under the Deferred Compensation Plan are deemed invested in one or more investment funds selected by the participant and are payable to the participant after termination of employment in either a lump sum or installments, at the election of the participant.

Restoration Retirement Plan

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. We make annual additions to a participant’s bookkeeping account under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan up to a combined maximum of two times the limit under Section 401(a)(17).

The vesting period for our contributions to the Restoration Retirement Plan is two years. Participants select from several investment fund options for their accounts under the plan, and the rate of return is based on those selections. Following termination of employment, a participant’s account balance in the Restoration Retirement Plan, to the extent vested, is paid out to the participant either in a lump sum or installments, at the election of the participant.

Termination or Change in Control Payments

The following table shows the estimated payments that would have been made to the named executive officers if a termination of employment and/or change in control had happened on February 24, 2012, the last day of our fiscal year 2012.

The various circumstances under which payments would have been made are categorized as follows:

•

Retirement–meaning the officer voluntarily terminated his or her employment and was eligible for retirement or early retirement benefits under the applicable plan, which generally occurs when the officer’s age plus years of continuous service at our company equals or exceeds 80. James P. Hackett and Nancy W. Hickey were the only named executive officers who were eligible to receive certain retirement or early retirement benefits as of February 24, 2012, so we do not present any information about payments that would be made upon retirement to any of the other named executive officers.

•	Death or disability–meaning the officer died or the officer’s employment terminated due to a “disability,” as defined in the applicable plans.

•	Termination without cause–meaning we terminated the officer’s employment without “cause,” as defined in the applicable plans.

•	Change in control–meaning a “change in control” of our company (as defined in the applicable plans) had taken place, regardless of whether or not the officer’s employment terminated.

•

Termination after change in control–meaning the officer’s employment terminated within two years after a change in control either (a) by us (or our successor) without cause or (b) by the officer for “good reason,” as defined in the applicable plans. The amounts reflected in the table below for a termination after change in control would be reduced by those amounts which had been paid to the officer upon the change in control which preceded his or her termination.

Potential Payments upon Termination or Change in Control

Name and Triggering Event	Severance Payment (1)	Stock Awards (2)	SERP (3)	Other Benefits (4)	Excise Tax Gross Up (5)	Total
James P. Hackett:
Retirement	—	$2,270,425	$3,403,235	—	—	$5,673,660
Death or disability	—	$2,777,525	$3,403,235	—	—	$6,180,760
Termination without cause	$3,696,000	$2,270,425	$3,403,235	$36,807	—	$9,406,467
Change in control	—	$2,777,525	—	—	—	$2,777,525
Termination after change in control	$5,544,000	$2,777,525	$3,403,989	$36,807	—	$11,762,321
David C. Sylvester:
Death or disability	—	$1,030,482	$719,384	—	—	$1,749,866
Termination without cause	$ 745,560	$450,858	—	$27,874	—	$1,224,292
Change in control	—	$1,030,482	—	—	—	$1,030,482
Termination after change in control	$1,491,120	$1,030,482	$1,541,896	$27,874	$779,264	$4,870,636
James P. Keane:
Death or disability	—	$1,325,218	$2,124,835	—	—	$3,450,053
Termination without cause	$ 948,600	$720,082	—	$43,893	—	$1,712,575
Change in control	—	$1,325,218	—	—	—	$1,325,218
Termination after change in control	$1,897,200	$1,325,218	$1,903,698	$43,893	—	$5,170,009
Mark A. Baker:
Death or disability	—	$1,150,656	$2,017,692	—	—	$3,168,348
Termination without cause	$ 848,700	$504,334	—	$43,623	—	$1,396,657
Change in control	—	$1,150,656	—	—	—	$1,150,656
Termination after change in control	$1,697,400	$1,150,656	$1,839,325	$43,623	—	$4,731,004
Nancy W. Hickey:
Retirement	—	$731,653	$1,780,141	—	—	$2,511,794
Death or disability	—	$828,749	$1,780,141	—	—	$2,608,890
Termination without cause	$ 701,100	$731,653	$1,780,141	$43,984	—	$3,256,878
Change in control	—	$828,749	—	—	—	$828,749
Termination after change in control	$1,402,200	$828,749	$1,781,087	$43,984	—	$4,056,020

(1)	Severance Payment: The amounts shown in this column reflect the severance payments that would be made pursuant to our Executive Severance Plan:

•	For our CEO:

—	in the event of a termination without cause, two times the sum of (a) his base salary on the date of termination plus (b) his target short-term award under the MIP for the year; and

—	in the event of a termination after change in control, three times the sum of (a) and (b).

•	For each of the other named executive officers:

—	in the event of a termination without cause, one times the sum of (a) his or her base salary on the date of termination plus (b) his or her target short-term award under the MIP for the year; and

—	in the event of a termination after change in control, two times the sum of (a) and (b).

(2)	Stock Awards: The amounts shown in this column are the value of the officers’ unvested restricted units and unearned performance units that would vest under certain circumstances pursuant to the Incentive Compensation Plan.

In the case of retirement, an officer’s unvested restricted units and unearned performance units continue to vest and be earned in accordance with their terms following retirement. For James P. Hackett and Nancy W. Hickey, the amount shown in the “Retirement” row represents the number of restricted units he or she held as of February 24, 2012, multiplied by the market price of our Class A Common Stock on that date, and the value reflected for Mr. Hackett’s and Ms. Hickey’s performance units is based on the level of performance through February 24, 2012 against performance goals for those awards and using the market price of our stock on that date.

(3)	SERP: The amounts shown in this column in the “Retirement” and “Termination without cause” rows for James P. Hackett and Nancy W. Hickey, represent the present value of the benefits each would receive under our Executive Supplemental Retirement Plan in such events, as shown in the Fiscal Year 2012 Pension Benefits Table.

The amounts shown in this column in the “Death or disability” row for each officer represent the present value of the benefits each would receive under the Executive Supplemental Retirement Plan in the event of total disability. In the event of death, the present values of the benefits that would be received are slightly lower and are as follows: James P. Hackett $3,373,863; David C. Sylvester $716,452; James P. Keane $2,114,544; Mark A. Baker $2,002,310 and Nancy Hickey $1,750,716.

The amounts shown in this column in the “Termination after change in control” row for each officer are the payments that would be made to the officer pursuant to our Executive Severance Plan with regard to our Executive Supplemental Retirement Plan in the event of a termination after change in control. These payments represent the present value of the benefits the officer would receive under our Executive Supplemental Retirement Plan following retirement, prorated to the extent the officer does not qualify for normal or early retirement at the time of the change in control, but with an additional three years of service and age credited in the case of our CEO or two years of service and age credited in the case of our other named executive officers.

(4)	Other Benefits: The amounts shown in this column for each officer are the sum of:

•	the estimated cost to our company of outplacement services that would be provided to the officer for up to 18 months following termination pursuant to the Executive Severance Plan and

•

a lump sum payment that would be made under the Executive Severance Plan equal to the premiums that the officer would need to pay to continue health plan coverage for himself or herself and his or her eligible dependents under our benefit plans for a period of 18 months.

(5)	Excise Tax Gross-Up: The amounts shown in this column are the amounts that would be paid under the Executive Severance Plan to cover any excise taxes due by the officers for the payments and benefits received in connection with a termination after change in control.

In addition to the amounts shown in the Potential Payments upon Termination or Change in Control table, the named executive officers would receive:

•	any base salary and vacation pay which had been earned through the end of the fiscal year but not yet paid or used;

•

their short-term MIP award for fiscal year 2012 and a portion of their long-term MIP awards from prior years, which they would receive, not as severance or an acceleration of benefits, but because they would have been an employee for the full fiscal year;

•	the vested balance of their account under our Retirement Plan, which is available generally to all U.S. employees and does not discriminate in favor of the executive officers;

•

the vested balance of their account under the Restoration Retirement Plan and the balance of their account under the Deferred Compensation Plan, both of which are shown in the Fiscal Year 2012 Nonqualified Deferred Compensation table;

•	in the event of retirement only, the right to receive certain healthcare benefits, as described above in Compensation Discussion and Analysis under the heading “Retirement Plans and Practices;” and

•	other welfare benefits, such as a family death benefit in the event of death of the employee, which are available generally to all U.S. employees of Steelcase Inc.

The Potential Payments upon Termination or Change in Control table does not include any payments that would be made to James P. Hackett pursuant to his individual deferred compensation agreement with us, as payments under that agreement are not triggered by termination of employment or a change in control.

Generally, the amounts reflected in the Potential Payments upon Termination or Change in Control table would be paid to the applicable officer in a lump sum following termination of employment or change in control, pursuant to the terms of the applicable plans; however, portions of such amounts would be paid six months after the applicable triggering date and two years after the applicable triggering date. In addition, certain of the amounts reflected in the table are subject to forfeiture in the event the officer competes with us or in the event of certain restatements of our financial statements. See the Compensation Discussion and Analysis under the heading “Other Programs and Practices—Non-compete and Other Forfeiture Provisions” for a discussion of these conditions.

DIRECTOR COMPENSATION

Standard Arrangements

Our standard compensation arrangements for our outside directors as of the end of fiscal year 2012 were as follows:

Type of Compensation	Director		Board Chair
Board Annual Retainer	$110,000	*	$190,000	*
Committee Chair Annual Retainers:
Audit Committee	$10,000		—
Compensation Committee	$10,000		—
Nominating and Corporate Governance Committee	$5,000		—
Committee meeting fee, per committee meeting attended	$1,500		—

*	The annual retainer amounts were increased from $80,000 to $110,000 for directors and from $150,000 to $190,000 for the Board Chair effective December 1, 2011.

Board and committee chair annual retainers are payable 50% in cash and 50% in shares of our Class A Common Stock, and committee meeting fees are payable in cash. A director may elect to receive all or a part of the cash portion of his or her annual retainers in shares of our Class A Common Stock. All shares granted to our directors as part of their non-cash director compensation are granted in the form of our Class A Common Stock under our Incentive Compensation Plan. The number of shares issued is based on the fair market value of the Class A Common Stock on the date the shares are issued.

James P. Hackett, our President and CEO, is a director, but he does not receive any additional compensation for his service as a director or committee member because he is an employee.

All directors (including committee chairs and the Board Chair) are reimbursed for reasonable out-of-pocket expenses incurred to attend Board and committee meetings.

Non-Employee Director Deferred Compensation Plan

Each of our outside directors is eligible to participate in our Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainers and/or committee fees until they no longer serve on our Board. A participating director may elect to have the deferred amount deemed invested in Class A Common Stock or several other investment funds.

Director Compensation

The table below shows the compensation earned by each of our directors, other than our CEO, in fiscal year 2012.

Fiscal Year 2012 Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation	Total
William P. Crawford	$48,250	$43,750	—	—	$92,000
Connie K. Duckworth	$55,761	$43,739	—	—	$99,500
Earl D. Holton (4)	$27,506	$19,994	—	$1,516 (5)	$49,016
David W. Joos	$56,250	$48,750	—	—	$105,000
Elizabeth Valk Long	$57,008	$44,992	—	—	$102,000
Robert C. Pew III	$80,009	$79,991	—	—	$160,000
Cathy D. Ross	$62,261	$48,739	—	—	$111,000
Peter M. Wege II	$57,261	$43,739	—	—	$101,000
P. Craig Welch, Jr.	$57,253	$43,747	—	—	$101,000
Kate Pew Wolters	$57,012	$44,988	—	—	$102,000

(1)	The amounts shown in this column reflect the portion of the directors’ retainers and fees payable in cash, including any of such amounts which our directors elected to receive in shares of our Class A Common Stock or defer under our Non-Employee Director Deferred Compensation Plan. Shown in the table below are:

•	the number of shares of our Class A Common Stock issued to those directors who elected to receive all or part of this portion of their retainers and/or fees in the form of shares; and

•

the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers and/or fees as a deemed investment in Class A Common Stock.

Director	Shares Issued	Deferred Stock Credited
William P. Crawford	—	2,644
Connie K. Duckworth	2,644	—
Earl D. Holton	968	—
David W. Joos	—	6,706
Elizabeth Valk Long	88	6,607
Robert C. Pew III	4,813	—
Cathy D. Ross	297	2,644
Peter M. Wege II	2,644	—
P. Craig Welch, Jr.	5,288	1,454
Kate Pew Wolters	2,704	—

(2)	The amounts shown in this column reflect the portion of the directors’ retainers payable in shares of our Class A Common Stock, including any of such amounts which our directors elected to defer under our Non-Employee Director Deferred Compensation Plan. Shown in the table below are:

•

the number of shares of our Class A Common Stock issued to those directors who received all or part of this portion of their retainers in the form of shares, determined by dividing this portion of their retainers by the closing price of our Class A Common Stock on the payment date; and

•	the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers as a deemed investment in Class A Common Stock, determined by dividing this portion of their retainers by the closing price of our Class A Common Stock on the payment date.

The grant date fair value of the shares of Class A Common Stock issued was calculated using the closing price of our Class A Common Stock on the payment date multiplied by the number of shares issued. The assumptions made in the valuation of such awards are disclosed in Note 16 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2012 filed with the SEC on April 23, 2012.

Director	Shares Issued	Deferred Stock Credited
William P. Crawford	—	2,644
Connie K. Duckworth	2,643	—
Earl D. Holton	968	—
David W. Joos	—	5,882
Elizabeth Valk Long	87	5,288
Robert C. Pew III	4,813	—
Cathy D. Ross	296	2,644
Peter M. Wege II	2,643	—
P. Craig Welch, Jr.	5,288	—
Kate Pew Wolters	2,704	—

(3)	No options were awarded to directors in fiscal year 2012. The aggregate number of options held by each of our directors as of the end of fiscal year 2012 is as follows:

Director	Options as of FY End
William P. Crawford	8,888
Connie K. Duckworth	—
Earl D. Holton	21,111
David W. Joos	8,888
Elizabeth Valk Long	8,888
Robert C. Pew III	8,888
Cathy D. Ross	—
Peter M. Wege II	8,888
P. Craig Welch, Jr.	8,888
Kate Pew Wolters	8,888

All of the options shown above were fully vested as of the end of fiscal year 2012 and had exercise prices of $14.50 per share. All of such options expired on March 21, 2012 without being exercised.

(4)	Mr. Holton retired from the Board effective in July 2011.

(5)	This amount represents the reimbursement of taxes owed with respect to a Steelcase chair given to Mr. Holton upon his retirement from the Board in recognition of his service.

The table below indicates the total number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan as of the end of fiscal year 2012 to those directors who have deferred all or a portion of their retainer and/or fees as a deemed investment in Class A Common Stock:

Director	Deferred Stock as of FY End
William P. Crawford	29,405
Connie K. Duckworth	—
Earl D. Holton	32,288
David W. Joos	111,111
Elizabeth Valk Long	88,325
Robert C. Pew III	—
Cathy D. Ross	29,495
Peter M. Wege II	4,512
P. Craig Welch, Jr.	49,266
Kate Pew Wolters	1,644

Director Stock Ownership Guidelines

Our non-employee directors are required to be paid at least 50% of their board annual retainers and committee chair annual retainers in the form of either Class A Common Stock issued under our Incentive Compensation Plan or elect a deemed investment in Class A Common Stock under our Non-Employee Director Deferred Compensation Plan. Our Board expects that any director compensation that is paid in Class A Common Stock or a deemed investment in Class A Common Stock under our Non-Employee Director Deferred Compensation Plan will be held by the directors while they serve on the Board.

Other Benefits

During fiscal year 2012, each of our outside directors who is not a retiree of our company was eligible to receive healthcare coverage under our Benefit Plan for Outside Directors, which provides coverage comparable to the Steelcase Inc. Employee Benefit Plan generally available to all employees of Steelcase Inc. The cost of participating in this plan is reported as taxable income for the director. The table below shows, for each outside director who participated in the plan during fiscal year 2012, the amount of taxable income relating to such participation.

Participating Directors	Fiscal Year 2012 Taxable Income
Robert C. Pew III	$15,619
Peter M. Wege II	$10,810
P. Craig Welch, Jr.	$10,987
Kate Pew Wolters	$ 5,233

Other Payments Received by Directors

William P. Crawford currently receives payments under our SERP and is entitled to receive payments under a deferred compensation arrangement that was in effect when his employment with us ended. Mr. Crawford also participates in our retiree healthcare benefit plans on the same terms as other U.S. retirees. His rights to receive those payments and benefits are not conditioned on continued service on our Board.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables on the following pages show the amount of Class A Common Stock and Class B Common Stock beneficially owned by certain persons. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote or dispose of those shares, or if the person has the right to acquire voting or disposition rights within 60 days (for example, by exercising options). Except as stated in the notes following the tables, each person has the sole power to vote and dispose of the shares shown in the tables as beneficially owned.

Each share of Class B Common Stock can be converted into one share of Class A Common Stock at the option of the holder. Ownership of Class B Common Stock is, therefore, deemed to be beneficial ownership of Class A Common Stock under the SEC’s rules and regulations. However, the number of shares of Class A Common Stock and the percentages shown for Class A Common Stock in the following tables do not account for this conversion right in order to avoid duplications in the number of shares and percentages that would be shown in the table.

Directors and Executive Officers

This table shows the amount of common stock beneficially owned as of May 14, 2012 by (a) each director and nominee for director, (b) each of the executive officers named in the Summary Compensation Table and (c) all of our current directors and executive officers as a group. The address of each director and executive officer is 901 44th Street SE, Grand Rapids, MI 49508.

Name	Class A Common Stock (1)			Class B Common Stock
	Shares Beneficially Owned	Stock Options (2)	Percent of Class	Shares Beneficially Owned	Percent of Class
Mark A. Baker (3)	129,286	—	*	—	—
William P. Crawford (4)	74,086	—	*	5,290,545	12.9
Connie K. Duckworth	12,080	—	*	—	—
James P. Hackett (5)	326,938	—	*	81,900	*
Nancy W. Hickey (6)	93,357	—	*	—	—
R. David Hoover	—	—	—	—	—
David W. Joos (7)	11,400	—	*	—	—
James P. Keane	131,744	—	*	—	—
Elizabeth Valk Long (8)	1,575	—	*	—	—
Robert C. Pew III (9)	148,837	—	*	4,335,477	10.5
Cathy D. Ross	2,730	—	*	—	—
David C. Sylvester	98,596	—	*	—	—
Peter M. Wege II	124,947	—	*	—	—
P. Craig Welch, Jr. (10)	69,083	—	*	6,417,905	15.6
Kate Pew Wolters (11)	33,121	—	*	4,841,283	11.8
Directors and executive officers as a group (19 persons) (12)	1,376,955	55,555	1.7	20,967,110	51.0

*	Less than 1%

(1)	If the number of shares each director or executive officer could acquire upon conversion of his or her Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following directors and executive officers would be deemed to beneficially own the number of shares of Class A Common Stock (including stock options) and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A
William P. Crawford	5,364,631	5.9
James P. Hackett	408,838	*
Robert C. Pew III	4,484,314	5.0
P. Craig Welch, Jr.	6,486,988	7.1
Kate Pew Wolters	4,874,404	5.4
Directors and executive officers as a group (19 persons)	22,399,620	21.0

*	Less than 1%

(2)	This column shows the number of shares of Class A Common Stock that can be acquired by exercising stock options which are currently vested or will vest within 60 days of May 14, 2012.

(3)	Mr. Baker resigned from the company effective April 27, 2012.

(4)	Includes (a) 27,622 shares of Class A Common Stock and 328,927 shares of Class B Common Stock of which Mr. Crawford shares the power to vote and dispose, (b) 1,835,951 shares of Class B Common Stock of which Mr. Crawford shares the power to vote and (c) 186,964 shares of Class B Common Stock of which Mr. Crawford shares the power to dispose. Of the shares reported, 1,426,990 shares of Class B Common Stock are pledged as security.

(5)	Includes 30,912 shares of Class A Common Stock and 4,660 shares of Class B Common Stock of which Mr. Hackett shares the power to vote and dispose.

(6)	Includes 220 shares of Class A Common Stock of which Ms. Hickey shares the power to vote and dispose.

(7)	Includes 11,400 shares of Class A Common Stock of which Mr. Joos shares the power to vote and dispose.

(8)	Includes 1,400 shares of Class A Common Stock of which Ms. Long shares the power to vote and dispose.

(9)	Includes (a) 2,500 shares of Class A Common Stock and 264,356 shares of Class B Common Stock of which Mr. Pew III shares the power to vote and dispose and (b) 2,731,428 shares of Class B Common Stock of which Mr. Pew III shares the power to dispose. Of the shares reported, 824,565 shares of Class B Common Stock are pledged as security.

(10)	Includes (a) 3,637,285 shares of Class B Common Stock of which Mr. Welch, Jr. shares the power to dispose and (b) 1,422 shares of Class A Common Stock and 2,046,220 shares of Class B Common Stock of which Mr. Welch, Jr. shares the power to vote and dispose.

(11)	Includes 2,931,428 shares of Class B Common Stock of which Ms. Wolters shares the power to dispose.

(12)	Includes all ten current directors and all ten current executive officers, only four of whom are named in the table, and does not include Mr. Baker or Mr. Hoover. The numbers shown include (a) the shares described in notes (4) through (11) above and (b) 7,120 shares of Class A Common Stock of which one of our executive officers share the power to vote and dispose.

Beneficial Owners of More than Five Percent of Our Common Stock

This table shows the amount of common stock beneficially owned as of May 14, 2012 by each person, other than our directors and executive officers, who is known by us to beneficially own more than 5% of our Class A Common Stock or 5% of our Class B Common Stock. The information set forth in this table is based on the most recent Schedule 13D or 13G filing made by such persons with the SEC, except where we know of any changes in beneficial ownership holdings after the date of such filings.

The percentages listed in the Percent of Class column for Class B Common Stock add up to more than 100% because (1) as described in the notes to the table, some of the persons listed in the table share the power to vote and dispose of shares of Class B Common Stock with one or more of the other persons listed in the table and (2) for many persons listed in the table, the number of Shares Beneficially Owned is based on filings by such persons with the SEC as of December 31, 2011 or earlier but the Percent of Class is calculated based on the total number of shares of Class B Common Stock outstanding on May 14, 2012.

Name	Class A Common Stock (1)		Class B Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Fifth Third Bancorp and Fifth Third Bank—an Ohio banking corporation (2)	7,980,911	9.3	27,925,300	67.9
Robert C. Pew II (3)	2,423	*	8,314,994	20.2
WEDGE Capital Management L.L.P. (4)	7,712,828	9.0	—	—
LSV Asset Management (5)	4,806,409	5.6	—	—
The Vanguard Group, Inc. (6)	4,657,421	5.4	—	—
Anne Hunting (7)	117,486	*	4,476,971	10.9
ABJ Investments, Limited Partnership and Olive Shores Del, Inc. (8)	1,258,491	1.5	3,000,000	7.3
John R. Hunting (9)	244,877	*	2,743,688	6.7
Beldon II Fund (10)	—	—	2,135,221	5.2

*	Less than 1%

(1)	If the number of shares each shareholder could acquire upon conversion of its, his or her Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following holders of Class B Common Stock would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A
Fifth Third Bancorp and Fifth Third Bank—an Ohio banking corporation	35,906,211	31.7
Robert C. Pew II	8,317,417	8.9
Anne Hunting	4,594,457	5.1
ABJ Investments, Limited Partnership and Olive Shores Del, Inc.	4,258,491	4.8
John R. Hunting	2,988,565	3.4
Beldon II Fund	2,135,221	2.4

(2)	The address of Fifth Third Bancorp and Fifth Third Bank—an Ohio banking corporation is Fifth Third Center, Cincinnati, OH 45263. We refer to Fifth Third Bancorp and Fifth Third Bank—an Ohio banking corporation collectively as “Fifth Third” in this note. Includes (a) 1,254,291 shares of Class A Common Stock and 8,356,221 shares of Class B Common Stock of which Fifth Third shares with others the power to vote and (b) 2,227,371 shares of Class A Common Stock and 20,241,272 shares of Class B Common Stock of which Fifth Third shares with others the power to dispose.

We believe there is substantial duplication between the shares which Fifth Third beneficially owns and the shares which are beneficially owned by the other persons listed in this table and the previous table, because, among other reasons, Fifth Third serves as a co-trustee of a number of trusts of which our directors and executive officers and other beneficial owners of more than 5% of our common stock serve as co-trustees.

(3)	The address of Mr. Pew II is Steelcase Inc., 901 44th Street SE, Grand Rapids, MI 49508.

(4)	The address of WEDGE Capital Management L.L.P. is 301 S. College Street, Suite 2920, Charlotte, NC 28202-6002. WEDGE Capital Management, L.L.P. has the sole power to vote only 6,538,608 shares of Class A Common Stock.

(5)	The address of LSV Asset Management is 1 North Wacker Drive, Suite 4000, Chicago, IL 60606.

(6)	The address of the Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. has the sole power to vote only 131,996 shares and the shared power to dispose of 131,996 shares.

(7)	The address of Ms. Hunting is 1421 Lake Road, Lake Forest, IL 60045. Includes 4,476,971 shares of which Ms. Hunting shares the power to vote and dispose. The information reported for Ms. Hunting is based upon a Schedule 13G amendment dated December 31, 2001. No further shareholding information has been reported by Ms. Hunting after December 31, 2001.

(8)	The address of ABJ Investments, Limited Partnership, or ABJ, and Olive Shores Del, Inc., or Olive Shores, is P.O. Box 295, Cimarron, CO 81220. Olive Shores is the sole general partner of ABJ. The information reported for ABJ and Olive Shores is based upon a Schedule 13G amendment dated December 31, 2007 in which those entities reported that they had ceased to be the beneficial owner of more than 5% of our Class A Common Stock and thus were no longer subject to reporting on Schedule 13G. No further shareholding information has been reported by ABJ or Olive Shores after December 31, 2007.

(9)	The address of Mr. Hunting is 2000 P. St., Washington DC 20036. Mr. Hunting has the shared power to vote and dispose of 2,212,363 shares. The information reported for Mr. Hunting is based upon a Schedule 13G dated June 18, 1998 and subsequent conversions by Mr. Hunting of Class B Common Stock into Class A Common Stock. No further shareholding information has been reported by Mr. Hunting after June 18, 1998.

(10)	The address of Beldon II Fund is 2000 P. St., Washington DC 20036. The information reported for Beldon II Fund is based upon a Schedule 13G dated June 18, 1998. No further shareholding information has been reported by Beldon II Fund after June 18, 1998.

PROPOSAL 2—APPROVAL OF THE STEELCASE INC.

MANAGEMENT INCENTIVE PLAN

The Steelcase Inc. Management Incentive Plan, or MIP, was first adopted by our Board of Directors on June 27, 1994. The Compensation Committee most recently amended and restated the MIP as of February 24, 2012. The amended and restated MIP applies to any award established on or after February 24, 2012. As amended and restated, the MIP is intended to enable us to grant awards that satisfy the requirements of a performance-based compensation program under Section 162(m) of the Internal Revenue Code. However, our ability to grant performance-based compensation under Section 162(m) under the MIP is subject to your approval of this Proposal 2.

Our Board of Directors believes that the maintenance of the MIP is necessary to meet our objectives of attracting, retaining and compensating key employees.

Background

Section 162(m)

Section 162(m) generally limits the deductibility for tax purposes of compensation in excess of $1 million per year paid by a publicly traded company to certain executive officers who are deemed to be “covered employees” under the Internal Revenue Code. Compensation that qualifies under Section 162(m) as “performance-based” compensation is, however, exempt from the $1 million deductibility limitation. The deductibility of payments made under the MIP resulting in total covered compensation in excess of $1 million for our covered employees following the Meeting will depend on whether the payment is performance-based within the meaning of Section 162(m).

As amended and restated, the MIP is intended to enable us to grant awards that satisfy the requirements of a performance-based compensation program under Section 162(m), including the requirement that the compensation must be paid solely on account of the attainment of pre-established, objective performance goals. However, in order for compensation granted pursuant to the MIP to qualify for the performance-based exemption from the applicability of Section 162(m), the material terms under which the compensation is to be paid must be disclosed to and approved by shareholders in a separate vote prior to payment. Accordingly, we are asking you to approve the MIP as amended and restated.

Plan Description

The following is a summary of the material provisions of the MIP. The summary is qualified in its entirety by the specific language of the MIP, which is attached as Exhibit A. Also see the discussion of the MIP in Compensation Discussion and Analysis, under the heading “Short-Term Cash Incentive Compensation Awards.”

Purposes

The MIP is an annual and long-term incentive compensation program. Its purpose is to encourage initiative, resourcefulness, teamwork and efficiency among employees of Steelcase and our consolidated subsidiaries, unconsolidated or consolidated partnerships and joint ventures.

Administration

The MIP is administered by the Compensation Committee, which has full discretionary authority in the operation and administration of the MIP. The Compensation Committee may delegate its authority from time to time to management or another approved committee, but any actions taken by management or the other committee under any such delegation are subject to review and change by the Compensation Committee.

Eligibility

Subject to the limitation described in the following sentence, our CEO and the Compensation Committee have the authority to designate employees who will be participants in the MIP from time to time. Participation in the MIP by employees who directly report to our CEO or employees who are covered employees under Section 162(m) must be approved by the Compensation Committee. Separate annual and long-term incentive percentages are determined for each participant each year, but some participants may be eligible for only annual incentive compensation or only long-term incentive compensation for any year.

As of April 30, 2012, there were approximately 350 participants in the MIP.

Determination of Awards

The MIP provides participants with cash or other forms of payments (as described below) based upon the achievement of specified financial performance targets, as measured by economic value added, or EVA, or any of the other performance measures listed below.

EVA is a profit measurement that reflects all the costs of operating our Company as a business, including the cost of capital. The other performance measures permitted under the MIP are:

•	earnings per share,

•	net income (before or after taxes),

•	return measures (including, but not limited to, assets, equity, sales, investment, return on invested capital or internal rate of return),

•	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), or cumulative cash flow per share),

•	earnings before or after taxes (including, but not limited to, earnings before all or any interest, taxes, depreciation and/or amortization,

•	gross revenues or sales,

•	operating profit (including, but not limited to, net operating profit after taxes,

•	margins (including, but not limited to, gross margin, operating margin or pre-tax profit margin),

•	operating expenses,

•	working capital,

•	share price (including, but not limited to, growth measures, total shareholder return and relative total shareholder return),

•	dividend payments,

•	implementation or completion of critical projects or processes,

•

strategic business criteria, consisting of one or more objectives based on meeting specified market share, market penetration, product launch, inventory goals, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, productivity ratios, expense targets or cost reduction goals, and budget comparisons,

•

personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, management succession plans, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions, and

•	any combination of, or a specified increase or decrease in, any of the foregoing.

Established performance targets include a threshold level of performance below which no award payment will be made, levels of performance at which specified percentages of the target award will be paid, and the level of performance at which the maximum award levels will be paid.

With respect to all awards intended for any fiscal year to qualify for the performance-based exception to Section 162(m), the Compensation Committee must make all of the relevant performance target determinations when the achievement of the performance target is substantially uncertain and within 90 days of the beginning of the fiscal year.

Certification of Awards

Before any awards intended to qualify for the performance-based exception to Section 162(m) can be paid to participants, the Compensation Committee must certify, in writing, the extent to which the established performance targets have been attained.

Payment of Awards

The annual component of awards for any fiscal year are payable in cash promptly after the end of the fiscal year.

The long-term component of awards for any fiscal year generally are credited in substantially equal amounts to a record-keeping account established for each participant. The long-term award is then paid out in cash annually over a three-year period starting after the end of the fiscal year following the year in which the long-term amount was earned. Pending payment, the long-term MIP accounts are credited at a reasonable interest rate as the Compensation Committee determines. The Compensation Committee in its discretion may decide to make payment of some or all of the long-term awards for any fiscal year in the form of property, including options to purchase our Class A Common Stock or restricted shares of our Class A Common Stock.

Maximum Award Amounts

The maximum amount that can be earned by any employee as annual incentive compensation with respect to any fiscal year is $3 million. The maximum amount of long-term incentive compensation (including the value of any compensation paid in the form of options or other non-cash property) that can be earned in any fiscal year by any employee (regardless of when the compensation is actually paid) is $4 million. The value of any compensation paid in property other than cash is determined by the Compensation Committee. In addition, no awards can be earned in a particular fiscal year to the extent that the awards would result in our company recording a net loss for that fiscal year unless the Compensation Committee determines otherwise.

Termination of Employment

An employee whose employment with us terminates due to death, total disability, or retirement is to be paid prorated annual and long-term awards under the MIP, based upon the employee’s time of active employment during the fiscal year. The prorated awards are paid and computed in the same manner as MIP awards are otherwise payable to employees who are Company employees at the end of the year. Unless otherwise determined by the Compensation Committee, the balance in the employee’s long-term MIP account is paid to the employee or the employee’s beneficiary as the long-term incentive compensation payments are made under the MIP each year until the account is fully paid.

Upon termination of employment for any other reason than death, total disability, or retirement, an employee is not entitled to payment of any incentive compensation for the fiscal year and the balance in the employee’s long-term incentive compensation account is forfeited, unless otherwise determined by the Compensation Committee or as provided in our Executive Severance Plan. Except as otherwise provided by the Compensation Committee, an employee is not entitled to payment of any incentive compensation if the employee directly or indirectly engages in competition with Steelcase (or any of our subdivisions, subsidiaries, or affiliates) at any time during or within three years following employment with us.

Change in Control

Upon a change in control of our Company (as defined in the MIP), each participant will receive:

•	a prorated portion of his or her annual and long-term incentive compensation under the MIP for the current fiscal year at target and

•	lump sum payment of the balance of his or her long-term incentive compensation account under the MIP, after interest has been credited.

Clawback Provision

Awards made under the MIP to any participant who also participates in our Executive Severance Plan may be subject to forfeiture in the event of any material restatement of our financial results. In the event of a material restatement, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to any future payments under the MIP or be required to repay prior payments under the MIP determined by the Committee to have been inappropriately received by the participant. In the event of a material restatement due to fraud, any participant who the Compensation Committee determines participated in or is responsible for the fraud will forfeit the right to future payments under the MIP and be required to repay any amounts paid under the MIP in excess of those amounts that would have been paid based on the restated financial results.

Amendment and Termination

The MIP can be amended or terminated by the Compensation Committee or our Board of Directors so long as the amendment or termination does not reduce or eliminate amounts already credited to the long-term incentive compensation accounts of participants as of the end of the fiscal year preceding the later of the date on which the amendment or termination became effective or was adopted.

MIP Benefits

The following table provides information about awards under the MIP for fiscal year 2013 for each of our named executive officers, our executive officers as a group and our non-executive officer employees as a group. Our directors do not participate in the MIP. For fiscal year 2013, awards under the MIP were granted based on a percentage of the participant’s salary and will be determined based upon the achievement of EVA in fiscal year 2013. As a result, the amounts that may be earned by participants under the MIP for fiscal year 2013 cannot be determined at this time. The dollar values shown in the table below for the named executive officers and all executive officers as a group have been calculated based upon the applicable officer’s current short-term and/or long-term award percentage under the MIP, his or her current salary, and a MIP award multiple of 1.0. The dollar value shown for all employees as a group represents our current estimate of the total short-term and long-term awards that would be payable to all current MIP participants at a 1.0 award multiple.

Management Incentive Plan

Name and Position	Dollar Value($)
James P. Hackett President and Chief Executive Officer	$944,857
David C. Sylvester Senior Vice President, Chief Financial Officer	$344,651
James P. Keane President, Steelcase Group	$430,055
Mark A. Baker (1) Senior Vice President, Global Operations Officer	—
Nancy W. Hickey Senior Vice President, Chief Administrative Officer	$319,099
All current executive officers as a group	$3,792,751
All employees, other than executive officers, as a group	$30,293,065

(1)	Mr. Baker resigned from the company effective April 27, 2012.

As described in the Compensation Discussion and Analysis under the heading “Short-Term Cash Incentive Awards,” the lowest MIP multiple that may be earned is zero, and the highest MIP multiple that may be earned is 2.0, meaning that the actual amounts that may be earned under the MIP by the applicable participants for fiscal year 2013 may be as low as zero and as high as 200% of the amounts shown in the table above. In addition, any change in a participant’s salary or MIP award percentages during fiscal year 2013 would affect the amount that would be earned by such participant.

In the event that the MIP is not approved by our shareholders, the awards made after fiscal year 2013 to our “covered employees” (as defined in Section 162(m) of the Internal Revenue Code) will not be granted under the MIP. In which case, the Compensation Committee will consider what other actions, if any, it may take in order to appropriately compensate such individuals.

PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, and Section 14A of the Exchange Act require that we allow our shareholders the opportunity to vote to approve the compensation of our named executive officers as set forth in this proxy statement. This vote is advisory, which means that it is not binding on our company or our Board of Directors.

The compensation of our named executive officers for the past three fiscal years is set forth in this proxy statement under Executive Compensation, Retirement Programs and Other Arrangements, and the Compensation Discussion and Analysis section describes our executive compensation policies and practices and analyzes the compensation received by our named executive officers in fiscal year 2012. As described therein, our executive compensation philosophy is to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success. Our Board of Directors believes the compensation programs for our named executive officers effectively meet the primary objectives of attracting and retaining highly-qualified executives, motivating our executives to achieve our business objectives, rewarding our executives appropriately for their individual and collective contributions, aligning our executives’ interests with the long-term interests of our shareholders and are reasonable when compared to compensation at similar companies.

At our 2011 annual meeting, a majority of the votes cast by our shareholders were cast in favor of one year as the frequency of a shareholder advisory vote on compensation of our named executive officers. Partly based on the results of such vote, the Board of Directors determined that it is in the best interests of the company and our shareholders to hold an annual advisory vote to approve named executive officer compensation until the next advisory vote on the frequency of such a vote. Thus, the next advisory vote to approve named executive officer compensation will be held at the 2013 annual meeting.

The vote on this resolution is not intended to address any specific element of executive compensation. Instead, the vote relates to the executive compensation of our named executive officers, as set forth in this proxy statement pursuant to the rules of the Securities and Exchange Commission. This vote is advisory and not binding on our company or our Board of Directors, but in the event of any significant vote against this proposal, the Compensation Committee will consider whether any actions are appropriate to respond to shareholder concerns.

The affirmative vote of a majority of the votes cast at the Meeting for this proposal is required to approve this Proposal 3.

Accordingly, our Board of Directors asks our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SUPPLEMENTAL INFORMATION

Voting

Michigan law and our by-laws require a quorum for the Meeting, which means that holders of a majority of the voting power entitled to vote must be present in person or represented by proxy in order to transact business at the Meeting. Withheld votes, abstentions and broker non-votes will be counted in determining whether a quorum has been reached.

Assuming a quorum has been reached, we must determine the results of the vote on each matter submitted for shareholders’ approval.

•	In order to be elected, the director nominees must receive the affirmative vote of a majority of the votes cast at the meeting.

•	For Proposal 2 to be approved, the proposal must receive the affirmative vote of a majority of the votes cast at the meeting for the proposal.

•

Proposal 3 is an advisory vote which is not binding on our company or our Board of Directors. For Proposal 3 to be approved, the proposal must receive the affirmative vote of the majority of the votes cast at the Meeting for that proposal.

Under NYSE rules, brokers who hold shares on behalf of their customers (i.e., shares held in “street name”) can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on “non-routine” matters if they do not receive instructions from their customers. Proposal 2 is a “routine” matter under NYSE rules, and the election of directors and Proposal 3 are “non-routine” matters under NYSE rules. Therefore, if you fail to give your broker instructions on how to vote on the election of directors or Proposal 3, your shares will not be treated as votes cast in determining the outcome of those matters.

If you abstain from voting on a matter, your shares will not be counted as voting for or against that matter. Abstentions will not be treated as votes cast on Proposals 1, 2 and 3 and will, therefore, have no effect on the adoption of the proposal.

Solicitation of Proxies

Our company will bear the cost of soliciting proxies, which may be done by e-mail, mail, telephone or in person by our directors, officers and employees, who will not be additionally compensated for those activities. We may also reimburse banks, brokers, nominees and other fiduciaries for reasonable expenses they incur in forwarding these proxy materials at our request to the beneficial owners of Class A Common Stock and Class B Common Stock. Proxies will be solicited on behalf of our Board of Directors.

Independent Auditor

Deloitte & Touche LLP served as our independent auditor for fiscal year 2012 and is expected to be selected as our independent auditor for fiscal year 2013. Representatives of Deloitte & Touche LLP will attend the Meeting, have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy

Senior Vice President,

Chief Legal Officer and Secretary

Grand Rapids, Michigan

May 30, 2012

EXHIBIT A

AMENDED AND RESTATED

STEELCASE INC. MANAGEMENT INCENTIVE PLAN

PREAMBLE

This STEELCASE INC. MANAGEMENT INCENTIVE PLAN (“Plan”) is a program for measuring financial performance in terms of Economic Value Added (“EVA”) and other performance measures and providing eligible Employees with incentive compensation based upon EVA results and/or other performance measure results. The objective of the Plan is to encourage initiative, resourcefulness, teamwork, motivation, and efficiency on the part of all Employees that will result in financial success for both the shareholders and the Employees of the Company. The Plan provides annual and long-term incentive compensation for eligible Employees who are in a position to make substantial contributions toward achievement of the financial performance goals established pursuant to the Plan.

SECTION 1

ESTABLISHMENT OF PLAN

1.1	Plan Document

This instrument, as amended from time to time, constitutes the governing document of the Plan.

1.2	Effective Dates

The initial effective date of the Plan was June 27, 1994 and was amended and restated as of March 1, 2002 and February 24, 2007. The Plan as hereby further amended and restated is effective as of February 24, 2012, with respect to any incentive award established on or after such date; provided, however, that the grant of any performance-based compensation with respect to Plan Year 2013 and after, shall be subject to the approval by stockholders of the Plan at the annual meeting for the stockholders of the Company held in 2012.

1.3	Incentive Compensation Plan

The Plan is an annual and long-term compensation program for eligible Employees. Because the Plan does not provide welfare benefits and does not provide for the deferral of compensation to termination of employment, it is established with the intent and understanding that it is not an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended. To the extent any award under the Plan would become subject to Section 409A of the Code, such award shall be granted in compliance with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder.

SECTION 2

DEFINITIONS

The following terms shall have the definition stated, unless the context requires a different meaning:

2.1	Affiliate

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2	Beneficial Owner or Beneficial Ownership

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in the Rule 13d-3 of the General Rules and Regulations of the Exchange Act.

2.3	Beneficiary

“Beneficiary” means the individual, trust, or other entity designated by the Participant to receive any incentive compensation payable with respect to the Participant under the Plan after the Participant’s death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Committee. A Participant’s will is not effective for this purpose.

If a designation has not been completed properly and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant’s Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining benefits, if any, shall be paid to the Participant’s estate.

2.4	Board of Directors

“Board” or “Board of Directors” means the Board of Directors of the Company.

2.5	Change in Control

“Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)	any Person (other than any Initial Holder or Permitted Transferee) (i) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below, and (ii) the combined voting power of the securities of the Company that are Beneficially Owned by such Person exceeds the combined voting power of the securities of the Company that are Beneficially Owned by all Initial Holders and Permitted Transferees at the time of such acquisition by such Person or at any time thereafter; or

(b)	the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with or involving any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereto), at least fifty-five percent (55%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Initial Holder or Permitted Transferee) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty-five percent (55%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

However, in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participant in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors).

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership, directly or indirectly, in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.6	Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.7	Committee

“Committee” means the Compensation Committee of the Board of Directors and shall be comprised entirely of Directors who are considered “outside directors” under Section 162(m) of the Code.

2.8	Company

“Company” means Steelcase Inc., including all consolidated subsidiaries, unconsolidated or consolidated partnerships and joint ventures of Steelcase Inc. and in the case of determining whether a Change in Control has occurred, the Company shall mean Steelcase Inc.

2.9	Covered Employee

“Covered Employee” shall have the meaning ascribed to such term in Section 162(m)(3) of the Code.

2.10	Director

“Director” means any individual who is a member of the Board.

2.11	Employee

“Employee” means any individual in the employ of the Company. Independent contractors, leased employees, and self-employed individuals are not included.

2.12	EVA

“EVA” refers to Economic Value Added and means, with respect to the entity for which EVA is being determined for a Fiscal Year, the net income of that entity less a capital charge representing the economic cost of a reasonable return on net assets applied in the business of the entity during the Fiscal Year and plus an acquisition allowance and plus or minus an accounting adjustment. EVA shall be determined on the basis of rules, definitions, and accounting principles adopted by the Committee and modified from time to time by the Committee, as deemed necessary and reasonable in the sole discretion of the Committee. EVA for an entity for a Fiscal Year shall be based upon the financial statements of the entity for the Fiscal Year as finally determined.

2.13	Exchange Act

“Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.14	Fiscal Year

“Fiscal Year” means the financial reporting and taxable year of Steelcase Inc.

2.15	Initial Holder

“Initial Holder” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.

2.16	Normal Retirement Date

“Normal Retirement Date” means the date the Participant attains age 65, or if earlier, the date the sum of the Participant’s age and years of continuous service equals or exceeds 80 (as determined for purposes of other benefit plans maintained by Steelcase Inc.).

2.17	Participant

“Participant” means an Employee designated to participate in this Plan for a Plan Year pursuant to Section 4.

2.18	Performance Based Exception

“Performance Based Exception” means the performance based exception from the tax deductibility limitations in Code Section 162(m).

2.19	Performance Measures

“Performance Measures” mean one or more of the following:

(a)	earnings per share;

(b)	net income (before or after taxes);

(c)	return measures (including, but not limited to, assets, equity, sales, investment, return on invested capital (“ROIC”) or internal rate of return);

(d)	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), or cumulative cash flow per share);

(e)	earnings before or after taxes (including, but not limited to, earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, EBITDA”);

(f)	gross revenues or sales;

(g)	operating profit (including, but not limited to, net operating profit after taxes (“NOPAT”);

(h)	margins (including, but not limited to, gross margin, operating margin or pre-tax profit margin);

(i)	operating expenses;

(j)	working capital;

(k)	share price (including, but not limited to, growth measures, total shareholder return (“TSR”) and relative total shareholder return);

(l)	dividend payments;

(m)	implementation or completion of critical projects or processes;

(n)	strategic business criteria, consisting of one or more objectives based on meeting specified market share, market penetration, product launch, inventory goals, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, productivity ratios, expense targets or cost reduction goals, and budget comparisons;

(o)	personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, management succession plans, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and

(p)	any combination of, or a specified increase or decrease in, any of the foregoing.

2.20	Permitted Transferee

“Permitted Transferee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company and include a Permitted Trustee solely in its capacity as a trustee of a Permitted Trust.

2.21	Permitted Trust

“Permitted Trust” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.

2.22	Permitted Trustee

“Permitted Trustee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.

2.23	Person

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.24	Plan Year

“Plan Year” means the Fiscal Year of the Company as in effect as of the date hereof, or, in respect of any compensation earned in future calendar years, as in effect at the time, or such other twelve month period as the Committee shall establish.

2.25	Retirement

“Retirement” means termination of employment on or after the Participant’s Normal Retirement Date.

2.26	Surviving Spouse

“Surviving Spouse” means the husband or wife of the Participant at the time of the Participant’s death who survives the Participant. If the Participant and spouse die under circumstances that make the order of their deaths uncertain, it shall be presumed for purposes of this Plan that the Participant survived the spouse.

2.27	Total Disability

“Total Disability” or “Disability” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, the individual is unable to engage in any substantial gainful activity or is receiving income replacement benefits under an accident and health plan covering employees of the Company for a period of not less than three months. The determination of Total Disability shall be made by the Committee through procedures established for that purpose and on the basis of reasonable medical examinations. The cost of any medical examination shall be an expense of administration of the Plan.

SECTION 3

ADMINISTRATION OF PLAN

3.1	Administration of Plan by Committee

The Plan shall be administered by the Committee. The Committee shall have full discretionary authority in the operation and administration of the Plan. The Committee shall act by vote or consent of a majority of its members. To the extent necessary or appropriate, the Committee will adopt rules, policies, and forms for the administration, interpretation, and implementation of the Plan. The Committee may delegate administrative authority and responsibility from time to time to and among other committees approved by the Committee and individual Employees of the Company, but all actions taken pursuant to delegated authority and responsibility shall be subject to review and change by the Committee. With respect to awards that are intended to meet the Performance Based Exception and that are made to a Participant who is expected to be a Covered Employee, such delegation shall not include any authority or responsibility which would cause the Participant’s award to fail the Performance Based Exception. All decisions, determinations, and interpretations of the Plan by the Committee shall be final and binding on all parties.

A member of the Committee or individual or group to whom authority is delegated shall not participate in and shall not be counted as a member, individual or group with respect to any action of the Committee directly affecting only that member, individual or group.

3.2	Responsibility; Indemnification

A member of the Committee or any other individual or group to whom authority is delegated shall not be personally responsible or liable for any act or omission in connection with performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. The Company shall hold harmless and indemnify each member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, from any and all liabilities and costs arising from any act or omission related to the performance of duties or the exercise of discretion and judgment with respect to the Plan.

SECTION 4

ELIGIBILITY

4.1	Participation

An Employee who (a) is not a Covered Employee or (b) does not directly report to the chief executive officer of the Company (the “CEO”), shall be a Participant in the Plan for a Plan Year upon designation as a Participant for that year by the CEO or the Committee. When deemed appropriate by the CEO or the Committee, the CEO or the Committee may designate an effective date for the commencement of participation by an Employee who is not a Covered Employee or an Employee who does not directly report to the CEO that is subsequent to the first day of the Plan Year.

A Covered Employee or an Employee who directly reports to the CEO shall be a Participant in the Plan for a Plan Year upon designation as a Participant for that year by the Committee. When deemed appropriate by the Committee, the Committee may designate an effective date for the commencement of participation by a Covered Employee or an Employee who directly reports to the CEO that is subsequent to the first day of the Plan Year.

Designated Participants shall be notified in writing and provided a written summary and explanation of the Plan.

4.2	Continuing Participation

Designation as a Participant for a Plan Year will continue in effect for each succeeding Plan Year until participation is terminated by the CEO or the Committee. The CEO or the Committee may terminate participation by an Employee at any time with or without cause.

SECTION 5

MEASUREMENT OF COMPANY PERFORMANCE

5.1	Performance

For purposes of the Plan, financial performance of the Company or any subdivision of the Company shall be measured by (a) EVA, (b) one or more Performance Measures or (c) a combination of the foregoing. In general, the Plan shall be administered so that the incentive compensation provided to a Participant under the Plan for each Plan Year is based on absolute EVA performance, improved EVA performance relative to prior EVA performance, absolute performance with respect to the Performance Measures, improved performance relative to prior performance with respect to the Performance Measures or a combination of these criteria.

5.2	Determination of Performance

EVA and the Performance Measures shall be determined for each Fiscal Year by the Committee. EVA and the Performance Measures generally shall be determined by application of accounting principles consistently applied from year to year. Nevertheless, the Committee shall have full authority and discretion to modify the accounting principles and components applied in the determination of EVA or the Performance Measures from time to time as the Committee deems necessary or appropriate. References to EVA or the Performance Measures for a Plan Year mean EVA or Performance Measures for the Fiscal Year ending closest in time to the last day of the Plan Year.

For most Participants, EVA, EVA performance, the Performance Measures and the performance of the Performance Measures shall be the EVA, EVA performance, the Performance Measures and the performance of the Performance Measures as determined for the Company. Nevertheless, the Committee may determine that EVA, EVA performance, the Performance Measures and the performance of the Performance Measures applicable to one or more Participants for a Plan Year shall be determined with respect to a business unit comprising less than all of Steelcase Inc., or may be based upon a weighted average of the separate EVA, EVA performance, separate Performance Measures or performance of the Performance Measures of more than one business unit chosen by the Committee from among Steelcase Inc. and subsidiaries, divisions, and other subdivisions of Steelcase Inc. If weighted averaging is applied, the Committee will determine the weighting percentages applicable for each relevant classification of Participants for the Plan Year, and the percentages will be published at the time of publication of EVA performance targets and its target incentive percentages and the performance targets and the target incentive percentages of the Performance Measures.

5.3	EVA, Performance Measures and/or Growth Target

The EVA, the Performance Measures, the EVA growth performance targets and/or the growth performance targets of the Performance Measures for each Plan Year shall be determined by the Committee and published to Participants. Notwithstanding the preceding sentence, with respect to awards designed to qualify for the Performance Based Exception, the EVA, the Performance Measures the EVA growth performance targets and/or the growth performance targets of the Performance Measures shall be established at a time (a) prior to ninety (90) days after the commencement of the Plan Year and (b) when the achievement of the performance targets are substantially uncertain.

5.4	Leverage Factor

Leverage factors also shall be determined by the Committee and announced to Participants for each Plan Year. Notwithstanding the preceding sentence, with respect to awards designed to qualify for the Performance Based Exception, the leverage factors shall be established at a time (a) prior to ninety (90) days after the commencement of the Plan Year and (b) when the achievement of the performance targets are substantially uncertain. The leverage factors are (i) the amount of EVA performance above or below EVA growth performance targets and/or the amount of the performance above or below growth performance targets with respect to the Performance Measures for the Plan Year that will cause each Participant’s incentive compensation for the Plan Year to be double the Participant’s target incentive compensation for the Plan Year, if positive, or to be zero for the Plan Year, if negative and (ii) the absolute leverage factor. The leverage factors for a Plan Year may be the same or different.

5.5	Adjustments

Adjustments to EVA, the Performance Measures, EVA targets and the Performance Measure targets may be made when deemed appropriate by the Committee pursuant to Section 9; provided, however, with respect to awards designed to qualify for Performance Based Exception, EVA, the Performance Measures, EVA targets and the Performance Measure targets may not be adjusted after the Committee has approved them for a Plan Year in a manner that would cause an increase in the amount of resulting incentive compensation. Nevertheless, to the extent permitted under Code Section 162(m), the Committee shall have the authority to make appropriate adjustments to EVA, the Performance Measures, EVA targets and the Performance Measure targets to reflect the impact of the following extraordinary items not reflected in such goals: (a) any profit or loss attributable to acquisitions or dispositions of stock or assets, (b) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (c) all items of gain, loss or expense for the year related to restructuring charges for the Company, (d) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature of infrequent in occurrence or related to the disposal of a segment of a business, (e) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30 and S.F.AS No. 144, and (f) such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto.

SECTION 6

INCENTIVE COMPENSATION TARGETS

6.1	Target Incentive Compensation

The target annual and long-term incentive compensation for each Participant for each Plan Year shall be an amount that is a percentage of the Participant’s base pay for the Plan Year.

6.2	Annual and Long-Term Percentages

Separate annual and long-term target incentive compensation percentages shall be determined for each Participant for each Plan Year; provided, however, that the Committee may determine that some Participants will be eligible only for annual incentive compensation or only long-term incentive compensation for a Plan Year. The annual and long-term target incentive compensation percentages shall be determined by the Committee and published to Participants for the Plan Year.

6.3	Maximum Award

(a)     The maximum amount that may be paid to any Employee as annual incentive compensation with respect to any Plan Year shall be $3 million.

(b)     The maximum amount of long-term incentive compensation that may be awarded in any Plan Year to any Employee, determined without regard to when such compensation is paid to the Employee, shall be $4 million (including the value of any portion of such award that is not payable in cash, with such value determined by the Committee in its discretion).

SECTION 7

DETERMINATION AND PAYMENT OF INCENTIVE AMOUNTS

7.1	Final Plan Year

EVA, the Performance Measures, EVA performance and the performance of the Performance Measures, including any necessary or appropriate adjustments required or permitted hereunder, shall be determined as soon as administratively feasible following the availability of final financial results for the Plan Year.

The Committee shall certify, in writing, the attainment of year end EVA results, year end results for the Performance Measures and the associated bonus multiple with respect to any award designed to qualify for the Performance Based Exception.

7.2	Determination of Incentive Compensation

Under rules established by the Committee, the incentive compensation for each Participant for each Plan Year shall be calculated by the following steps:

(a)    Bonus Multiple.  The bonus multiple shall be calculated based on (i) the actual level of EVA performance and/or performance of the Performance Measures and (ii) growth of EVA and/or the Performance Measures for a Plan Year. The Committee shall determine the relative weight of each component to derive the bonus multiple.

(b)    Incentive Compensation.  Annual and long-term incentive compensation for each Participant for the Plan Year shall be the result obtained by multiplying the Participant’s individual target annual or long-term incentive percentage for the Plan Year by the applicable bonus multiple for the Plan Year and then multiplying the resulting percentage by the Participant’s base pay for the Plan Year to determine the dollar amount of the Participant’s incentive compensation. If a Participant’s base pay changes during a Plan Year, proportionate annual and long-term incentive compensation shall be calculated, under the rules established by the Committee, for each period of the Plan Year that each level of base pay was in effect. The proportionate incentive compensation for each level of base pay shall be calculated by annualizing that level of base pay, multiplying by the applicable annual or long-term target incentive percentage for that level of base pay and the bonus multiple, and then multiplying the resulting amount by a fraction, the numerator of which is the number of days during the Plan Year that the level of base pay was in effect and the denominator of which is the number of days in the Plan Year.

(c)    Maximum.    Notwithstanding the foregoing and subject to Section 6.3, the Committee may determine the maximum amount of annual and long-term incentive compensation for each Participant in a Plan Year.

7.3	Payment of Incentive Amounts

(a)    Annual Component.    The dollar amount of the annual incentive compensation for a Plan Year shall be paid to the participant as soon as feasible following the completion of the incentive compensation calculations for the Plan Year; provided, however, that no amount shall be paid with respect to any award designed to qualify for the Performance Based Exception until the Committee has certified the EVA, the Performance Measures, the attainment of EVA performance targets and the attainment of the performance targets of the Performance Measures with respect to such award in accordance with Section 7.1; provided, further, that payment shall be made no later than 2 1/2 months following the end of the calendar year in which such Plan Year ends.

(b)    Long-Term Component.    The amount of the long-term incentive compensation for a Plan Year that is payable to the Participant in cash shall be paid to the Participant in three annual installments. The first installment for a Participant shall be paid after the end of the Participant’s second Plan Year of participation in the Plan in accordance with subsection (c)(iii) below. The long-term incentive amounts payable to the Participant shall be credited contingently to a long-term incentive compensation recordkeeping account maintained for each Participant in accordance with subsection (c) below; provided, however, that no amount with respect to an award designed to qualify for the Performance Based Exception may be credited to a Participant’s account until the Committee has certified the EVA, the Performance Measures, the attainment of EVA performance targets and the attainment of the performance targets of the Performance Measures with respect to such Participant in accordance with Section 7.1. The account shall be credited at the end of each succeeding Plan Year with any long-term incentive dollar amount earned by the Participant. Within the account, a separate record or sub-account shall be maintained for each Plan Year for which long-term incentive compensation is credited.

(c)    In addition to any applicable long-term incentive dollar amount, at the end of the second Plan Year of participation and each subsequent Plan Year, each sub-account within the Participant’s account shall be credited with such reasonable interest rate as the Committee shall determine. Until the Committee determines otherwise, such interest rate shall equal the three-year U.S. Treasury rate, as adjusted for Steelcase’s credit rating as of the end of the previous applicable Plan Year (the applicable interest rate, “Interest Rate” and the interest, “Interest”).

The separate sub-account for each Plan Year shall be credited Interest and paid as follows:

(i)    The sub-account shall be established for and as of the end of the Plan Year; and

(ii)    As of the end of the second Plan Year (the Plan Year following the Plan Year for which the sub-account was established), the amount in the sub-account shall be divided into three equal parts and each of such parts shall be credited Interest for the second Plan Year; and

(iii)    As soon as feasible following the end of the second Plan Year but in no event later than 90 days following the end of the second Plan Year, one of the three parts of the sub-accounts shall be paid to the Participant; and

(iv)    As of the end of the third Plan Year, the two remaining parts of the sub-account shall be credited Interest for the third Plan Year; and

(v)    As soon as feasible following the end of the third Plan Year but in no event later than 90 days following the end of the third Plan Year, one of the two remaining parts shall be paid to the Participant; and

(vi)    As of the end of the fourth Plan Year, the amount remaining in the sub-account shall be credited Interest for the fourth Plan Year and the resulting amount shall be paid to the Participant as soon as feasible following the end of the fourth Plan Year but in no event later than 90 days following the end of the fourth Plan Year. Pursuant to the foregoing each Participant may be receiving payments from as many as three different sub-accounts following the end of a Plan Year. The dollar amount of long-term compensation credited to a Participant for each Plan Year shall be entirely contingent and shall be unconditionally earned only when actually paid. In the event a Participant ceases to be a Participant but continues to be an Employee, Interest shall continue to be credited until the account is exhausted or until terminated under Section 7.4.

The Committee in its discretion may determine that any portion or all of the long-term incentive compensation that is payable to a Participant shall be paid in property other than cash (including without limitation stock options granted under the Company’s Incentive Compensation Plan). Any portion of the long-term incentive compensation that is payable to a Participant in property other than cash shall be paid on such terms and conditions as determined by the Committee.

7.4	Partial Year Participation, Employment Changes and Forfeitures

(a)    Partial Year Participation.    If an Employee is designated to become a Participant in a Plan Year as of a date other than the first day of the Plan Year, the Participant’s incentive award compensation for the Plan Year shall be determined, under rules established and maintained by the Committee for this purpose from time to time, on the basis of the Participant’s time of participation during the Plan Year.

(b)    Employment Changes.    Target incentive percentages and incentive awards for a Participant for a Plan Year will be prorated under rules established and maintained by the Committee for this purpose from time to time, in the event of any change in compensation or employment status or location, or any other change that would effect the determination for the Plan Year, in proportion to the duration of each applicable factor during the Plan Year. The balance in the Participant’s long-term compensation account as of the end of the Plan Year shall not be modified by reason of any change in any applicable factor in a subsequent Plan Year.

(c)    Retirement, Death or Disability.    If a Participant’s employment terminates during a Plan Year by reason of Retirement, death or Total Disability, (i) the annual component of the Participant’s incentive compensation dollar amount for the Plan Year, if any, shall be prorated, and (ii) the long-term component of the Participant’s incentive compensation dollar amount for the Plan Year, if any, shall be prorated, under rules established and maintained by the Committee for such purpose, based on the Participant’s time of active employment as a Participant during the Plan Year. The annual compensation payment shall be paid to the Participant or the Participant’s beneficiary at the time the annual incentive compensation payments are made under the Plan. The balance in the Participant’s long-term incentive compensation account (including the prorated amount for the Plan Year) as of the end of the Plan Year, after appropriate crediting of Interest for the Plan Year, shall be paid to the Participant or the Participant’s beneficiary at the time long-term incentive compensation payments are made under the Plan for each Plan Year until the account is exhausted in accordance with sections 7.3(b) and 7.3(c).

(d)    Other Termination of Employment.    Except as otherwise provided in this subsection (d) or pursuant to subsection (e), upon termination of a Participant’s employment during a Plan Year for any reason other than Retirement, death, or Total Disability, the Participant shall not be entitled to the payment of incentive compensation for the Plan Year and the balance in the Participant’s long-term incentive compensation account shall be forfeited. Notwithstanding the preceding sentence, the Committee shall have full discretion to determine that any or all of the following: payment of a prorated annual component, crediting of the Participant’s long-term incentive compensation account, or payments from the long-term account until exhausted, may be made when termination of the Participant’s employment results from job elimination, reduction in work force or other similar company initiative, or is encouraged or induced by incentives offered by the Company; provided, that such actions would not cause any payment to result in deferred compensation that is subject to the additional tax under Section 409A of the Code.

(e)    Competition.    A Participant shall not be entitled to the payment of incentive compensation for the Plan Year and the balance in the Participant’s long-term incentive compensation account shall be forfeited in the event the Participant directly or indirectly engages in Competition with Steelcase Inc. Competition means directly or indirectly engaging in competition with the Company or any subdivision, subsidiary, or affiliate of the Company (collectively, the “Company Group”) at any time during employment with the Company Group or during the three (3) year period following termination of employment with the Company Group, without prior approval of the Committee. A Plan Participant engages in competition if that person participates directly or indirectly in the manufacture, design or distribution of any products of the same type as those of the Company Group, including, but not limited to, office furniture, office systems or architectural products, or the providing of any related services, for or on behalf of any person or entity other than the Company and its authorized dealers, at any location within or without the United States of America. It is intended that this definition shall be enforced to the fullest extent permitted by law. If any part of this definition shall be construed to be invalid or unenforceable, in whole or in part, then such definition shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by law.

(f)    Committee Discretion.    Pursuant to the powers conferred in Section 9, the Committee may make other rules and exceptions applicable to participation and employment changes.

7.5	Reports

From time to time during each Plan Year and as of the end of each Plan Year, the Committee shall provide to each Participant information concerning current and cumulative EVA performance, current and cumulative performance of the Performance Measures, Interest credited in the account and the balance in the Participant’s long-term incentive compensation account.

SECTION 8

CHANGE IN CONTROL

8.1	Annual Component

Upon a Change in Control, the annual component of the Participant’s incentive compensation dollar amount for the Plan Year, if any, shall be prorated at target, based on the Participant’s time of active employment as a Participant during the Plan Year through the date of the Change in Control. The prorated bonus shall be paid as a single lump sum payment to the Participant as soon as reasonably practicable following the date of the Change in Control, but in no event later than 30 days following the date of the Change in Control.

8.2	Long-Term Component

(a)    Upon a Change in Control, the long-term component of the Participant’s incentive compensation for the Plan Year, if any, shall be prorated at target, based on the Participant’s time of active employment as a Participant during the Plan Year through the date of the Change in Control. The prorated bonus shall be paid as a single lump sum payment to the Participant as soon as reasonably practicable following the date of the Change in Control but, in no event later than 30 days following the date of the Change in Control.

(b)    Upon a Change in Control, the balance in the Participant’s long-term incentive compensation account as of the date of the Change in Control, after Interest has been credited for such period, shall be fully paid to the Participant on an accelerated basis as a single lump sum payment as soon as reasonably practicable following the date of the Change in Control but in no event later than 30 days following the date of the Change in Control.

(c)    Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, then the prorated bonus for the Plan Year as set forth in subsection (a) above and the balance in the Participant’s long-term incentive compensation account as set forth in subsection (b) above shall be paid at the time long-term incentive compensation payments would be made under the Plan for each Plan Year until the account is exhausted in accordance with sections 7.3(b) and 7.3(c) (and not upon a Change in Control), but without any requirement for continuous employment until such date of payment.

8.3	Section 409A

Payments made under this Article 8 shall be made only to the extent that actions taken under this Article 8 would not cause any payment to result in deferred compensation that is subject to the additional tax under Section 409A of the Code.

SECTION 9

COMMITTEE DISCRETION

The Committee shall exercise all of its power and duties as the Committee deems appropriate in its sole and absolute discretion. All decisions of the Committee shall be final and binding on all Participants and their respective heirs and representatives. In the event it is determined, in the judgment and discretion of the Committee, that any factor applicable in the ultimate determination of incentive compensation under the Plan for a Plan Year is not appropriate with respect to one or more Participants due to unusual events, unforeseen circumstances, or other factors deemed material and relevant, the applicable factor or the amount of the resulting incentive compensation may be adjusted or modified in any manner deemed appropriate by the Committee; provided, however, that with respect to awards designed to qualify for the Performance Based Exception, no applicable factor may be adjusted in a manner that would cause an increase in the amount of resulting incentive compensation and the resulting incentive compensation may not be increased.

SECTION 10

AMENDMENT AND TERMINATION

10.1	Amendment

The Plan may be amended in any manner at any time by action of the Board of Directors or the Committee. No amendment shall reduce the amounts credited to the long-term incentive compensation accounts of Plan Participants as of the end of the Plan Year preceding the later of the effective date of the amendment or the date the amendment is adopted.

10.2	Termination

The Plan may be suspended at any time by action of the Committee, pending the next meeting of the Board of Directors of Steelcase Inc. Any suspension may be approved and ratified and the Plan may be terminated at any time by action of the Board of Directors. Neither a suspension nor termination of the Plan shall reduce or eliminate amounts credited in the long-term incentive compensation accounts of Participants as of the end of the Plan Year preceding the later of the effective date of the suspension or termination or the date of the action to suspend or terminate.

SECTION 11

GENERAL PROVISIONS

11.1	Benefits Not Guaranteed

Neither the establishment and maintenance of the Plan nor participation in the Plan shall provide any guarantee or other assurance that incentive compensation will be payable under the Plan. The success of

Steelcase Inc. and its subdivisions and affiliates, as determined hereunder, and adjusted as provided herein, and application of the administrative rules and determinations by the Committee shall determine the extent to which Participants are entitled to receive incentive compensation payments and credits hereunder.

11.2	Clawback

If the Company’s financial results are materially restated, the Committee may review the circumstances surrounding the restatement and determine whether and which Participants will be required to forfeit the right to receive any future payments under Section 7 of the Plan and/or repay any prior payments determined by the Committee to have been inappropriately received by the Participant. If the Company’s financial results are restated due to fraud, any Participant who the Committee determines participated in or is responsible for the fraud causing the need for the restatement forfeits the right to receive any future payments under Section 7 of the Plan and must repay any amounts paid in excess of the amounts that would have been paid based on the restated financial results. Any repayments required under this Section 11.2 must be made by the Participant within ten (10) days following written demand from the Company. This Section 11.2 applies only to Participants in the Plan who also participate in the Steelcase Inc. Executive Severance Plan.

11.3	No Right to Participate

Nothing in this Plan shall be deemed or interpreted to provide a Participant or any non-participating Employee with any contractual right to participate in or receive benefits of the Plan. No designation of an Employee as a Participant for all or any part of a Plan Year shall create a right to incentive compensation or other benefits of the Plan for any other Plan Year.

11.4	No Employment Right

Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company or any subdivision of the Company will continue to employ an individual, and this Plan shall not be construed or applied as any type of employment contract or obligation. Nothing herein shall abridge or diminish the rights of the Company or the employing subdivision of the Company to determine the terms and conditions of employment of any Participant or other employee or to terminate the employment of any Participant or other Employee with or without cause at any time.

11.5	No Assignment or Transfer

Neither a participant nor any beneficiary or other representative of a Participant shall have any right to assign, transfer, attach, or hypothecate any incentive compensation amount or credit, potential payment, or right to future payments of any incentive compensation amount or credit, or any other benefit provided under this Plan. Payment of any amount due or to become due under this Plan shall not be subject to the claims of creditors of the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process.

11.6	Withholding and Payroll Taxes

The Company shall deduct from any payment made under this Plan all amounts required by federal, state, and local tax laws to be withheld and shall subject any payments made under the Plan to all applicable payroll taxes and assessments.

11.7	Incompetent Payee

If the Committee determined that a person entitled to a payment hereunder is incompetent, it may cause benefits to be paid to another person for the use or benefit of the Participant or the Participant’s beneficiary at the time or times otherwise payable hereunder, in total discharge of the Plan’s obligations to the Participant or beneficiary.

11.8	Section 409A

The intent of the parties is that payments under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). The Plan may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

11.9	Governing Law

The provisions of the Plan shall be construed and governed under the laws of the State of Michigan.

11.10	Construction

The singular includes the plural, and the plural includes the singular, and terms connoting gender include both the masculine and feminine, unless the context clearly indicates the contrary. Capitalized terms, except those at the beginning of a sentence or part of a heading, have the meaning defined in the Plan.

SECTION 12

EXECUTION

IN WITNESS WHEREOF, Steelcase Inc. has caused this Plan, captioned “Steelcase Inc. Management Incentive Plan,” as amended and restated effective as of February 24, 2012, to be executed by its duly authorized officer this 9th day of May, 2012.

STEELCASE INC.

By:	/s/ Nancy W. Hickey
Its:	Senior Vice President,
Chief Administrative Officer

901 44TH STREET SE GH-3E-18 GRAND RAPIDS, MI 49508

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

   Access the Internet voting site: www.proxyvote.com.

   Call 1-800-690-6903 toll-free 24 hours a day, seven days a week.

        The deadline for voting by the Internet or telephone is 11:59 p.m. EDT on July 10, 2012.

    Complete, sign and date the proxy below and return it in the enclosed postage-paid envelope. Proxy cards received and processed before 11:00 a.m. EDT on July 11, 2012 will be voted.

If you vote by Internet or telephone, you do not need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M47404-Z58178 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STEELCASE INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Steelcase Inc. Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.		All	All	Except
1. Election of five directors (terms expiring in 2013)		☐	☐	☐
Nominees:
01) William P. Crawford	04) Robert C. Pew III
02) R. David Hoover	05) P. Craig Welch, Jr.
03) Elizabeth Valk Long

The Steelcase Inc. Board of Directors recommends a vote FOR Proposals 2 and 3.		For	Against	Abstain
2. Approval of the Steelcase Inc. Management Incentive Plan		☐	☐	☐
3. Advisory vote to approve named executive officer compensation		☐	☐	☐

To update your address, please check the box to the right and mark changes on the reverse where indicated or go to www.shareowneronline.com.				☐

Please sign exactly as your name appears on this proxy form. If shares are held jointly, all owners should sign. If signing for a corporation or partnership, or a trustee, guardian, attorney, agent, executor or administrator, etc., please give your full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Shareholders July 11, 2012 11:00 a.m. EDT Steelcase Inc. Global Headquarters 901 44th Street SE Grand Rapids, Michigan 49508

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

DETACH HERE

M47405-Z58178

Steelcase Inc.

901 44th Street SE

Grand Rapids, Michigan 49508

Proxy solicited by the Board of Directors

for the Annual Meeting of Shareholders

The undersigned appoints Robert C. Pew III and James P. Hackett, individually, and with full power of substitution and resubstitution, as such shareholder’s proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of Steelcase Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on July 11, 2012 or any adjournment or postponement thereof (the “Annual Meeting”).

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the proposals identified on the reverse side hereof, and on any other matter properly coming before the Annual Meeting, in the discretion of the proxy. If no contrary direction is made, the shares will be voted FOR the election of all nominees under Proposal 1, FOR Proposal 2 and FOR Proposal 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)